Exhibit 10.21
-------------

                               AMENDMENT NO. 1 TO
                           SECOND AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                            OF BARNESANDNOBLE.COM LLC

                  THIS AMENDMENT NO. 1 (this "Amendment") amends the Second Amended and Restated Limited Liability Company Agreement (the "Restated Agreement") of barnesandnoble.com llc, a Delaware limited liability company (the "Company"), made and entered into, effective as of May 28, 1999, by and among Barnes & Noble, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 122 Fifth Avenue, New York, New York 10011 ("BN"), B&N.com Holding Corp., a corporation organized and existing under the laws of Delaware, with its principal place of business at 122 Fifth Avenue, New York, New York 10011 ("BN Holding"), barnesandnoble.com inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 76 Ninth Avenue, New York, New York 10011 (the "Public Corp."), Bertelsmann AG, an Aktiengesellschaft organized and existing under the laws of Germany, with its principal place of business at Carl-Bertelsmann-Strasse 270, 33311 Gutersloh, Germany ("BAG"), and BOL.US Online, Inc., a corporation organized and existing under the laws of Delaware, with its principal place of business at 1540 Broadway, New York, New York 10036 ("USO").

                  WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Law (6 Del. C. Sections 18-101, et seq.) by the filing of a Certificate of Formation with the Office of the Secretary of State of the State of Delaware on October 27, 1998;

                  WHEREAS, the parties entered into the Restated Agreement to reflect the addition of the Public Corp. as a Member and the sole Manager of the LLC pursuant to the terms and conditions of the Restated Agreement; and

                  WHEREAS, the parties hereto desire to amend the Restated Agreement, effective as of May 28, 1999, to accurately reflect their understanding with respect to Section 5.4(c) and Schedule I of the Restated Agreement;

                  NOW, THEREFORE, the parties hereto hereby agree as follows:

         Amendment to Section 5.4(c). Section 5.4(c) of the Restated Agreement is hereby amended and restated in its entirety to read as follows:

         "When the Gross Asset Value of a Company asset differs from its basis for federal or other income tax purposes, solely for purposes of the relevant tax and not for purposes of computing Capital Account balances, income, gain, loss, deduction and credit with respect to such asset shall be allocated among the Members (i) with respect to any contributions of assets to the Company on or after May 28, 1999, under the traditional method allowed pursuant to Treasury Regulations Section 1.704-3(b), unless otherwise determined by BN Holding and USO, and (ii) with respect to all contributions of assets to the Company before May 28, 1999, under the remedial allocation method under Treasury Regulation
Section 1.704-3(d). The members agree
that, as of October 31, 1998, all such differences related to goodwill, and the corresponding remedial allocations shall be made ratably over a fifteen (15) year period."

         Amendment to Schedule I. Schedule I of the Restated Agreement is hereby amended and replaced in its entirety by Schedule I attached hereto.

         References. Any references in the Restated Agreement to "the Agreement", "this Agreement", "hereof", "herein", "hereunder" or terms of similar import shall mean the Restated Agreement as amended by this Amendment.

         No Other Changes. Except as amended hereby, all other terms and provisions of the Restated Agreement remain unchanged and in full force and effect.

         Counterparts. This Amendment may be executed in counterparts which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment this 14th day of January, 2000, effective and effectuating their agreement as of May 28, 1999.

                                              Bertelsmann AG

                                              By: /s/ Thomas Middelhoff
                                                  ---------------------
                                              Name: Thomas Middelhoff
                                              Title:   Chief Executive Officer

                                              BOL.US Online, Inc.

                                              By:  /s/ Robert Sorrentino
                                                   ---------------------
                                              Name:    Robert Sorrentino
                                              Title:   President

                                              Barnes & Noble, Inc.

                                              By:  /s/ Leonard Riggio
                                                   ------------------
                                              Name:    Leonard Riggio
                                              Title:   Chairman

                                              B&N.com Holding Corp.

                                              By:  /s/ Leonard Riggio
                                                   ------------------
                                              Name:    Leonard Riggio
                                              Title:   Chairman

                                              barnesandnoble.com inc.

                                              By:  /s/ Leonard Riggio
                                                   ------------------
                                              Name:    Leonard Riggio
                                              Title:   Chairman

                                   SCHEDULE I
                                   ----------

                   MEMBERS; MEMBERSHIP UNITS; CAPITAL ACCOUNTS

Member                     Membership Units                   Capital
------                     ----------------                   Account
                                                              --------
barnesandnoble.com inc.    28,750,002                   $  517,500,000
                           Membership Units

B&N.com Holding Corp.      57,500,000                   $1,035,000,000
                           Membership Units


BOL.US Online, Inc.        57,500,000                   $1,035,000,000
                           Membership Units

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data of Barnes & Noble, Inc. and its wholly owned subsidiaries (collectively, the Company) set forth on the following pages should be read in conjunction with the consolidated financial statements and notes included elsewhere in this report. The Company's fiscal year is comprised of 52 or 53 weeks, ending on the Saturday closest to the last day of January. The Statement of Operations Data for the 52 weeks ended January 29, 2000 (fiscal 1999), the 52 weeks ended January 30, 1999 (fiscal 1998) and the 52 weeks ended January 31, 1998 (fiscal 1997) and the Balance Sheet Data as of January 29, 2000 and January 30, 1999 are derived from, and are qualified by reference to, audited consolidated financial statements which are included elsewhere in this report. The Statement of Operations Data for the 53 weeks ended February 1, 1997 (fiscal 1996) and 52 weeks ended January 27, 1996 (fiscal
1995) and the Balance Sheet Data as of January 31, 1998, February 1, 1997 and January 27, 1996 are derived from audited consolidated financial statements not included in this report. Certain prior-period amounts have been reclassified for comparative purposes.

Fiscal Year                                        1999(1)         1998          1997          1996          1995
                                                   -------         ----          ----          ----          ----
(Thousands of dollars, except per share data)
---------------------------------------------
STATEMENT OF OPERATIONS DATA:
Sales
   Barnes & Noble stores                           $2,821,549   2,515,352     2,245,531     1,861,177      1,349,830
   B. Dalton stores                                   426,018     468,414       509,389       564,926        603,204
   Barnes & Noble.com                                      --          --        14,601            --             --
   Other                                               14,728      21,842        27,331        22,021         23,866
                                                    ---------   ----------    ----------    ----------    -----------
       Total bookstore sales                        3,262,295   3,005,608     2,796,852     2,448,124      1,976,900
   Babbage's Etc. stores                              223,748          --            --            --             --
                                                    ---------   ----------    ----------    ----------    -----------
       Total sales                                  3,486,043   3,005,608     2,796,852     2,448,124      1,976,900
   Cost of sales and occupancy                      2,483,729   2,142,717     2,019,291     1,785,392      1,444,555
                                                    ---------   ----------    ----------    ----------    -----------
   Gross profit                                     1,002,314     862,891       777,561       662,732        532,345
Selling and administrative expenses                   651,099     580,609       542,336       467,777        383,692
Depreciation and amortization                         112,304      88,345        76,951        59,806         47,881
Pre-opening expenses                                    6,801       8,795        12,918        17,571         12,160
Restructuring charge(2)                                    --          --            --            --        123,768
                                                    ---------   ----------    ----------    ----------    -----------
   Operating profit (loss)                            232,110     185,142       145,356       117,578        (35,156)
Interest expense, net and amortization of
   deferred financing fees(3)                         (23,765)    (24,412)      (37,666)      (38,286)       (28,142)
Equity in net loss of Barnes & Noble.com(4)           (42,047)    (71,334)           --            --             --
Gain on formation of Barnes & Noble.com(5)             25,000      63,759            --            --             --
Other income(6)                                        27,337       3,414         1,913         2,090             --
                                                    ---------   ----------    ----------    ----------    -----------
   Earnings (loss) before provision
     (benefit) for income taxes,
     extraordinary charge and cumulative
     effect of a change in accounting
     principle                                        218,635     156,569       109,603        81,382        (63,298)
Provision (benefit) for income taxes                   89,637      64,193        44,935        30,157        (10,322)
                                                    ---------   ----------    ----------    ----------    -----------
   Earnings (loss) before extraordinary
     charge and cumulative effect of a
     change in accounting principle                   128,998      92,376        64,668        51,225        (52,976)
Extraordinary charge(7)                                   --           --       (11,499)           --             --
Cumulative effect of a change in
   accounting principle                                (4,500)         --            --            --             --
                                                    ---------   ----------    ----------    ----------    -----------
   Net earnings (loss)                              $ 124,498      92,376        53,169        51,225        (52,976)
                                                    =========   ==========    ==========    ==========    ===========


Earnings (loss) per common share
   Basic
     Earnings (loss) before extraordinary
       charge and cumulative effect of a
       change in accounting principle               $    1.87        1.35          0.96          0.77          (0.85)
     Extraordinary charge                           $      --          --         (0.17)           --             --
     Cumulative effect of a change in
       accounting principle                         $   (0.07)         --            --            --             --


Fiscal Year                                        1999(1)         1998          1997          1996          1995
                                                   -------         ----          ----          ----          ----
(Thousands of dollars, except per share data)
---------------------------------------------

     Net earnings (loss)                            $   1.80          1.35          0.79          0.77          (0.85)

    Diluted
        Earnings (loss) before extraordinary
            charge and cumulative effect of a
            change in accounting                    $   1.81          1.29          0.93          0.75          (0.85)
            principle
        Extraordinary charge                        $     --            --         (0.17)           --             --
        Cumulative effect of a change in
            accounting principle                    $  (0.06)           --            --            --             --
        Net earnings (loss)                         $   1.75          1.29          0.76          0.75          (0.85)

Weighted average common shares outstanding
   Basic                                          69,005,000    68,435,000    67,237,000    66,103,000     62,434,000
   Diluted                                        71,354,000    71,677,000    69,836,000    67,886,000     62,434,000

OTHER OPERATING DATA:
Number of stores
   Barnes & Noble stores(8)                              542           520           483           431            358
   B. Dalton stores(9)                                   400           489           528           577            639
   Babbage's Etc. stores(10)                             526            --            --            --             --
                                                  ----------    ----------    ----------    ----------    ------------
     Total                                             1,468         1,009         1,011         1,008            997
                                                  ==========    ==========    ==========    ==========    ============
Comparable store sales increase
   (decrease)(11)
   Barnes & Noble stores                                 6.1%          5.0%          9.4%          7.3%           6.9%
   B. Dalton stores                                      0.1          (1.4)         (1.1)         (1.0)          (4.3)
   Babbage's Etc. stores                                12.5            --            --            --             --

Capital expenditures                              $  146,294       141,388       121,903       171,885        154,913

BALANCE SHEET DATA:
Working capital                                   $  318,668       315,989       264,719       212,692        226,500
Total assets                                      $2,413,791     1,807,597     1,591,171     1,446,647      1,315,342
Long-term debt, less current portions             $  431,600       249,100       284,800       290,000        262,400
Shareholders' equity                              $  846,360       678,789       531,755       455,989        400,235

(1) Fiscal 1999 includes the results of operations of Babbage's Etc. from October 28, 1999, the date of acquisition.

(2) Restructuring charge includes restructuring and asset impairment losses recognized upon adoption of Statement of Financial Accounting Standards No. 121, "Impairment of Long-Lived Assets and Assets to be Disposed Of."

(3) Interest expense for fiscal 1999, 1998, 1997, 1996 and 1995 is net of interest income of $1,449, $976, $446, $2,288 and $2,138, respectively.

(4) On November 12, 1998, the Company and Bertelsmann AG (Bertelsmann) completed the formation of a limited liability company to operate the online retail bookselling operations of the Company's wholly owned subsidiary, barnesandnoble.com inc. (Barnes & Noble.com Inc.). Barnes & Noble.com Inc. began operations in fiscal 1997. As a result of the formation of barnesandnoble.com llc (Barnes & Noble.com), the Company began accounting for its interest in Barnes & Noble.com under the equity method of accounting as of the beginning of fiscal 1998. Fiscal 1998 reflects a 100 percent equity interest in Barnes & Noble.com for the first three quarters ended October 31, 1998 (also the effective date of the limited liability company agreement), and a 50 percent equity interest beginning on November 1, 1998 through the end of the fiscal year. As a result of the Barnes & Noble.com Inc. initial public offering (IPO) on May 25, 1999, the Company retained a 40 percent interest in Barnes & Noble.com. Accordingly, fiscal 1999 reflects the Company's 50 percent interest in the net losses of Barnes & Noble.com through the date of the IPO and 40 percent thereafter.

(5) As a result of the formation of the limited liability company, the Company recognized a pre-tax gain during fiscal 1998 in the amount of $126,435, of which $63,759 has been recognized in earnings based on the $75,000 received directly from Bertelsmann and $62,676 ($36,351 after taxes) has been reflected in additional paid-in capital based on the Company's share of the incremental equity of the joint venture resulting from the $150,000 Bertelsmann contribution. As a result of the Barnes & Noble.com Inc. IPO, the Company and Bertelsmann each retained a 40 percent interest in Barnes & Noble.com. The Company recorded an increase in additional paid-in capital of $200,272 ($116,158 after taxes) representing the Company's incremental share in the equity in Barnes & Noble.com. In addition, the Company recognized a pre-tax gain of $25,000 in fiscal 1999 as a result of cash received in connection with the joint venture agreement with Bertelsmann.

(6) Included in other income in fiscal 1999 are pre-tax gains of $22,356 and $10,975 recognized in connection with the Company's investments in NuvoMedia Inc. and Chapters Inc., respectively, as well as a one-time charge of $5,000 attributable to the termination of the Ingram acquisition and losses from equity investments of $994.

(7) Reflects a net extraordinary charge during fiscal 1997 due to the early extinguishment of debt, consisting of: (i) a pre-tax charge of $11,281 associated with the redemption premium on the Company's senior subordinated notes; (ii) the associated write-off of $8,209 of unamortized deferred finance costs; and (iii) the related tax benefits of $7,991 on the extraordinary charge.

(8)      Also includes 10 Bookstop and 23 Bookstar stores as of January 29,
         2000.

(9) Also includes 10 Doubleday Book Shops, five Scribner's Bookstores and five smaller format bookstores operated under the

         Barnes & Noble trade name representing the Company's original retail strategy as of January 29, 2000.

(10) Includes 265 Software Etc., 216 Babbage's, 40 GameStop and five smaller format stores as of January 29, 2000.

(11) Comparable store sales increase (decrease) is calculated on a 52-week basis, and includes sales of stores that have been open for 12 months for B. Dalton stores and 15 months for Barnes & Noble stores (due to the high sales volume associated with grand openings). Comparable store sales for fiscal years 1999, 1998 and 1997 include relocated Barnes & Noble stores and exclude B. Dalton stores which the Company has closed or has a formal plan to close. Comparable store sales increase for Babbage's Etc. is calculated on a 52-week basis, and includes sales of stores that have been open for 12 months.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Company's fiscal year is comprised of 52 or 53 weeks, ending on the Saturday closest to the last day of January. As used in this section, "fiscal 1999" represents the 52 weeks ended January 29, 2000, "fiscal 1998" represents the 52 weeks ended January 30, 1999 and "fiscal 1997" represents the 52 weeks ended January 31, 1998.

General

        Barnes & Noble, Inc. (Barnes & Noble or the Company), the nation's largest bookseller(1), as of January 29, 2000 operates 942 bookstores and 526 video game and entertainment software stores. Of the 942 bookstores, 542 operate under the Barnes & Noble Booksellers, Bookstop and Bookstar trade names (38 of which were opened in fiscal 1999) and 400 operate under the B. Dalton Bookseller, Doubleday Book Shops and Scribner's Bookstore trade names. Through its 40 percent interest in barnesandnoble.com llc (Barnes & Noble.com), the Company is the second largest seller of books on the Internet and is the exclusive bookseller on America Online (AOL). The Company, through its recent acquisition of Babbage's Etc. LLC (Babbage's Etc.), operates 526 video game and entertainment software stores under the Babbage's, Software Etc. and GameStop trade names, and a Web site, gamestop.com. The Company employed approximately 37,400 full- and part-time employees and created nearly 3,000 new jobs nationwide during fiscal 1999.

        Barnes & Noble is the largest operator of book "super" stores in the United States(1) with 542 Barnes & Noble bookstores located in 49 states and the District of Columbia as of January 29, 2000. With more than 30 years of bookselling experience, management has a strong sense of customers' changing needs and the Company leads book retailing with a "community store" concept. Barnes & Noble's typical bookstore offers a comprehensive title base, a cafe, a children's section, a music department, a magazine section and a calendar of ongoing events, including author appearances and children's activities, that make each Barnes & Noble bookstore an active part of its community.

        Barnes & Noble bookstores range in size from 10,000 to 60,000 square feet depending upon market size, and each store features an authoritative selection of books, ranging from 60,000 to 175,000 titles. The comprehensive title selection is diverse and reflects local interests. In addition, Barnes & Noble emphasizes books published by small and independent publishers and university presses. Bestsellers represent only 3% of Barnes & Noble bookstore sales. Complementing this extensive on-site selection, all Barnes & Noble bookstores provide customers with access to the millions of books available to online shoppers while offering an option to have the book sent to the store or shipped directly to the customer. During fiscal 1999 the Company completed its rollout of BookMaster, the Company's new in-store operating system, in all Barnes & Noble bookstores. BookMaster enhances the Company's existing merchandise replenishment systems, resulting in higher in-stock positions and better productivity at the store level through efficiencies in receiving, cashiering and returns processing.

         During fiscal 1999, the Company added 1.0 million square feet to the Barnes & Noble bookstore base, bringing the total square footage to 12.7 million square feet, a 7% increase over the prior year. Barnes & Noble bookstores contributed more than 86% of the Company's total bookstore sales in fiscal 1999. The Company plans to open between 40 and 45 Barnes & Noble bookstores in fiscal 2000 which are expected to average 26,000 square feet in size.


--------
(1) Based upon sales reported in trade publications and public filings.

        At the end of fiscal 1999, the Company operated 400 B. Dalton bookstores in 45 states and the District of Columbia. B. Dalton bookstores employ merchandising strategies that target the "Middle-American" consumer book market, offering a wide range of bestsellers and general-interest titles. Most B. Dalton bookstores range in size from 2,800 to 6,000 square feet, and while they are appropriate to the size of adjacent mall tenants, the opening of superstores in nearby locations continues to have a significant impact on B. Dalton bookstores.

        The Company is continuing to execute a strategy to maximize returns from its B. Dalton bookstores in response to declining sales attributable primarily to superstore competition. Part of the Company's strategy has been to close underperforming stores, which has resulted in the closing of between 40 to 90 B. Dalton bookstores per year since 1989.

        In 1998, the Company and Bertelsmann AG (Bertelsmann) completed the formation of a limited liability company to operate the online retail bookselling operations of the Company's wholly owned subsidiary, barnesandnoble.com inc. (Barnes & Noble.com Inc.). The new entity, Barnes & Noble.com, was formed by combining the online bookselling operations of the Company with funds contributed by the international media company Bertelsmann, one of the largest integrated media companies in the world. In 1999, Barnes & Noble.com Inc. completed an initial public offering (IPO) of 28.75 million shares of Class A Common Stock and used the proceeds to purchase a 20 percent interest in Barnes & Noble.com. As a result, the Company and Bertelsmann each retained a 40 percent interest in Barnes & Noble.com.

        Barnes & Noble.com has become one of the world's largest Web sites and the fourth largest e-commerce site, according to Media Metrix. Focused largely on the sale of books, music, software, magazines, prints, posters and related products, Barnes & Noble.com has capitalized on the recognized brand value of the Barnes & Noble name to become the second largest, and one of the fastest growing, online distributors of books. Customers can choose from millions of new and out-of-print titles and enjoy a variety of related content such as author chats, book synopses and reader reviews. The site also offers thousands of bargain books discounted up to 91 percent, the most popular software and magazine titles, as well as gift items for every occasion. Barnes & Noble.com recently launched its Prints & Posters Gallery, a unique collection of images that can be produced on demand on museum-quality canvas or high-quality paper, and its eCards service, an exclusive selection of greeting card images that can be personalized and enhanced with animation and music. With access to Barnes & Noble's more than 750,000 in-stock titles, Barnes & Noble.com has the largest standing inventory of any online bookseller ready for immediate delivery. The URL http://www.bn.com makes the site easy to find. The Barnes & Noble.com affiliate network has more than 300,000 members and maintains strategic alliances with major Web portals and content sites, such as AOL, Lycos and MSN. Barnes & Noble.com is also a leader in business-to-business e-commerce with its unique Business Solutions program.

         Barnes & Noble further differentiates its product offerings from those of its competitors by publishing books under its own imprints for sale in its retail stores and through Barnes & Noble.com's online and direct-mail book sales. With publishing and distribution rights to over 2,000 titles, Barnes & Noble Books offers customers high-quality books at exceptional values, while generating attractive gross margins.

        On October 28, 1999, the Company acquired Babbage's Etc., one of the nation's largest operators of video game and entertainment software stores. As a result of the acquisition, the Company currently operates 526 video game and entertainment software stores located in 47 states and Puerto Rico. The Company's video game and entertainment software stores range in size from 500 to 5,000 square feet (averaging 1,500 square feet) depending upon market demographics. Stores feature video game hardware and software, PC entertainment software and a multitude of accessories.

Results of Operations

        The Company's sales, operating profit, comparable store sales, store openings, store closings, number of stores open and square feet of selling space at year end are set forth below:

Fiscal Year                                                             1999             1998              1997
                                                                     ----------        ---------         ---------
(Thousands of dollars)
Sales
Bookstores (1)                                                       $3,262,295        3,005,608         2,796,852
Video game and entertainment software stores                            223,748               --                --
                                                                     ----------        ---------         ---------
   Total                                                             $3,486,043        3,005,608         2,796,852
                                                                     ==========        =========         =========
Operating Profit
Bookstores (1)                                                         $216,678          185,142           145,356
Video game and entertainment software stores                             15,432               --                --
                                                                     ----------        ---------         ---------
   Total                                                               $232,110          185,142           145,356
                                                                     ==========        =========         =========
Comparable Store Sales Increase (Decrease)(2)
Barnes & Noble stores                                                       6.1%             5.0%              9.4%
B. Dalton stores                                                            0.1             (1.4)             (1.1)
Babbage's Etc. stores                                                      12.5               --                --
                                                                     ==========        =========         =========
Stores Opened
Barnes & Noble stores                                                        38               50                65
B. Dalton stores                                                             --                4                 4
                                                                     ----------        ---------         ---------
   Total                                                                     38               54                69
                                                                     ==========        =========         =========
Stores Closed
Barnes & Noble stores                                                        16               13                13
B. Dalton stores                                                             89               43                53
                                                                     ----------        ---------         ---------
   Total                                                                    105               56                66
                                                                     ==========        =========         =========
Number of Stores Open at Year End
Barnes & Noble stores                                                       542              520               483
B. Dalton stores                                                            400              489               528
Babbage's Etc. stores                                                       526               --                --
                                                                     ----------        ---------         ---------
   Total                                                                  1,468            1,009             1,011
                                                                     ==========        =========         =========
Square Feet of Selling Space at Year End (in millions)
Barnes & Noble stores                                                      12.7             11.9              10.8
B. Dalton stores                                                            1.6              1.9               2.0
Babbage's Etc. stores                                                       0.8               --                --
                                                                     ----------        ---------         ---------
   Total                                                                   15.1             13.8              12.8
                                                                     ==========        =========         =========

(1) Included in fiscal 1997 are sales and operating losses associated with Barnes & Noble.com of $14,601 and ($15,395), respectively. Beginning in fiscal 1998 the Company's consolidated statement of operations presents its equity in the results of operations of Barnes & Noble.com as a single line item below operating profit in accordance with the equity method of accounting. The Company's equity in the net loss of Barnes & Noble.com for fiscal 1999 and fiscal 1998 was ($42,047) and ($71,334), respectively.

(2) Comparable store sales for B. Dalton stores are determined using stores open at least 12 months. Comparable store sales for Barnes & Noble stores are determined using stores open at least 15 months, due to the high sales volume associated with grand openings. Comparable store sales for Babbage's Etc. are calculated on a 52-week basis, and include sales of stores that have been open for 12 months.

The following table sets forth, for the periods indicated, the percentage relationship that certain items bear to total sales of the Company:

Fiscal Year                                                    1999               1998             1997
                                                           ------------       ------------     ------------
Sales                                                             100.0%             100.0%           100.0%
Cost of sales and occupancy                                        71.2               71.3             72.2
                                                           ------------       ------------     ------------
   Gross margin                                                    28.8               28.7             27.8
Selling and administrative expenses                                18.7               19.3             19.4
Depreciation and amortization                                       3.2                2.9              2.8
Pre-opening expenses                                                0.2                0.3              0.4
                                                           ------------       ------------     ------------
   Operating margin*                                                6.7                6.2              5.2
Interest expense,  net and amortization of deferred
   financing fees                                                  (0.7)              (0.8)            (1.4)
Equity in net loss of Barnes & Noble.com                           (1.2)              (2.4)              --
Gain on formation of Barnes & Noble.com                             0.7                2.1               --
Other income                                                        0.8                0.1              0.1
                                                           ------------       ------------     ------------
   Earnings before provision for income taxes,
     extraordinary charge and cumulative effect of
     a change in accounting principle*                              6.3                5.2              3.9
Provision for income taxes*                                         2.6                2.1              1.6
                                                           ------------       ------------     ------------
   Earnings before extraordinary charge and
     cumulative effect of a change in accounting
     principle*                                                     3.7                3.1              2.3
Extraordinary charge, net                                            --                 --              0.4
                                                           ------------       ------------     ------------
   Earnings before cumulative effect of a change
     in accounting principle                                        3.7                3.1              1.9
   Cumulative effect of a change in accounting
     principle                                                     (0.1)                --               --
                                                           ------------       ------------     ------------
Net earnings                                                        3.6%               3.1%             1.9%
                                                           ============       ============     ============

*If operating margin, earnings before provision for income taxes, extraordinary charge and cumulative effect of a change in accounting principle, provision for income taxes and earnings before extraordinary charge and cumulative effect of a change in accounting principle were presented without Barnes & Noble.com during fiscal 1997, the percentage relationship that these items would bear to total sales of the Company would be 5.8%, 4.5%, 1.8% and 2.7%.

52 Weeks Ended January 29, 2000 Compared with 52 Weeks Ended January 30, 1999

Sales

        The Company's sales increased 16.0% during fiscal 1999 to $3.486 billion from $3.006 billion during fiscal 1998. Contributing to this improvement was a 7.4% increase attributable to the inclusion of Babbage's Etc.'s sales for the fourth quarter of 1999. Babbage's Etc., one of the nation's largest operators of video game and entertainment software stores, was acquired by the Company on October 28, 1999. Fiscal 1999 sales from Barnes & Noble "super" stores, which contributed 80.9% of total sales or 86.5% of total bookstore sales, increased 12.2% to $2.822 billion from $2.515 billion in fiscal 1998.

        The increase in bookstore sales was primarily attributable to the 6.1% growth in Barnes & Noble comparable store sales, full year sales from the 50 new stores opened during fiscal 1998 and the opening of an additional 38 Barnes & Noble stores during 1999. This increase was partially offset by declining sales of B. Dalton, due to 89 store closings.

Cost of Sales and Occupancy

        The Company's cost of sales and occupancy includes costs such as rental expense, common area maintenance, merchant association dues, lease-required advertising and adjustments for LIFO.

        Cost of sales and occupancy increased to $2.484 billion in fiscal 1999 from $2.143 billion in fiscal 1998 primarily due to the inclusion of Babbage's Etc.'s cost of sales and occupancy in the fourth quarter of 1999. The Company's gross margin rate increased to 28.8% in fiscal 1999 from 28.7% in fiscal 1998. This increase was attributable to improved leverage on occupancy costs as well as a favorable merchandise mix in the bookstores, partially offset by lower gross margins in the video game and entertainment software stores.

Selling and Administrative Expenses

        Selling and administrative expenses increased $70.5 million, or 12.1% to $651.1 million in fiscal 1999 from $580.6 million in fiscal 1998 partially due to the inclusion of Babbage's Etc.'s selling and administrative expenses in the fourth quarter of 1999. Selling and administrative expenses decreased to 18.7% of sales during fiscal 1999 from 19.3% during fiscal 1998.

Depreciation and Amortization

        Depreciation and amortization increased $24.0 million, or 27.1%, to $112.3 million in fiscal 1999 from $88.3 million in fiscal 1998. The increase was primarily the result of the depreciation related to Barnes & Noble stores opened during fiscal 1999 and fiscal 1998, as well as the depreciation on the Company's BookMaster system and the inclusion of Babbage's Etc.'s fourth quarter depreciation and amortization of $3.6 million.

Pre-Opening Expenses

        Pre-opening expenses declined in fiscal 1999 to $6.8 million from $8.8 million in fiscal 1998 reflecting the opening of fewer new stores compared with prior years and the first quarter adoption of

Statement of Position 98-5, "Reporting on Costs of Start-up Activities" (SOP 98-5). SOP 98-5 requires an entity to expense all start-up activities (as defined) as incurred. Prior to 1999, the Company amortized costs associated with the opening of new stores over the respective store's first 12 months of operations. The Company recorded a one-time non-cash charge reflecting the cumulative effect of a change in accounting principle in the amount of $4,500 after taxes, representing such start-up costs capitalized as of the beginning of fiscal year 1999. Since adoption, the Company has expensed all such start-up costs as incurred. The effect of the change in accounting principle on earnings in 1999 was immaterial.

Operating Profit

        Operating profit increased to $232.1 million in fiscal 1999 from $185.1 million in fiscal 1998. Fiscal 1999 operating profit includes Babbage's Etc.'s fourth quarter 1999 operating profit of $15.4 million. Bookstore operating profit increased 17.1% to $216.7 million. Bookstore operating margin improved to 6.6% of sales during fiscal 1999 from 6.2% of sales in fiscal 1998 reflecting better occupancy leverage and a more favorable product mix.

Interest Expense, Net and Amortization of Deferred Financing Fees

        Interest expense, net of interest income, and amortization of deferred financing fees decreased 2.5% to $23.8 million in fiscal 1999 from $24.4 million in fiscal 1998 despite the inclusion of $3.1 million of additional interest expense attributable to the Babbage's Etc. acquisition in fiscal 1999. The decline was the result of strong cash flows and more favorable interest rates under the Company's senior credit facility.

Equity in Net Loss of Barnes & Noble.com

         As a result of the formation of the limited liability company with Bertelsmann, the Company began accounting for its interest in Barnes & Noble.com under the equity method of accounting as of the beginning of fiscal 1998. The Company's equity in the net loss of Barnes & Noble.com for fiscal 1998 was $71.3 million. The Company's share in the net loss of Barnes & Noble.com for fiscal 1998 was based on a 100 percent equity interest for the first three quarters ended October 31, 1998 (the effective date of the limited liability company agreement), and a 50 percent equity interest beginning on November 1, 1998 through the end of the fiscal year.

         As a result of the Barnes & Noble.com Inc. IPO on May 25, 1999, the Company and Bertelsmann each retained a 40 percent interest in Barnes & Noble.com. Accordingly, the Company's share in the net loss of Barnes & Noble.com for fiscal 1999 was based on a 50 percent equity interest from the beginning of fiscal 1999 through May 25, 1999 and 40 percent thereafter. The Company's equity in the net loss of Barnes & Noble.com for fiscal 1999 was $42.0 million.

Gain on Formation of Barnes & Noble.com

        As a result of the formation of the limited liability company, resulting in the receipt of $75 million by the Company from Bertelsmann, a gain was recorded in fiscal 1998 in the amount of $63.8 million. The gain represents the excess of the amount received over the portion of the net assets of Barnes & Noble.com sold by the Company to Bertelsmann.

        Under the terms of the November 12, 1998 joint venture agreement between the Company and

Bertelsmann, the Company received a $25 million payment from Bertelsmann in fiscal 1999 in connection with the Barnes & Noble.com IPO.

Other Income

        Other income increased to $27.3 million in fiscal 1999 from $3.4 million in fiscal 1998. This increase was primarily attributable to the following transactions which occurred in fiscal 1999:

        The Company and the Ingram Book Group (Ingram) announced their agreement to terminate the Company's planned acquisition of Ingram. The Company's application before the Federal Trade Commission for the purchase was formally withdrawn. As a result, other income reflects a one-time charge of $5.0 million for acquisition costs. These costs relate primarily to legal, accounting and other transaction related costs incurred in connection with the proposed acquisition of Ingram.

        The Company sold a portion of its investment in Chapters Inc. (Chapters) resulting in a pre-tax gain of $11.0 million.

        The Company recognized a pre-tax gain of $22.4 million in connection with the sale of its investment in NuvoMedia Inc. (NuvoMedia) to Gemstar International Ltd., a publicly traded company.

Provision for Income Taxes

        Barnes & Noble's effective tax rate was 41 percent during both fiscal 1999 and fiscal 1998.

Earnings

        Fiscal 1999 earnings increased $32.1 million, or 34.8%, to $124.5 million (or $1.75 per diluted share) from $92.4 million (or $1.29 per diluted share) during fiscal 1998. Components of earnings per share are as follows:

Fiscal Year                                                                   1999                 1998
                                                                           ------------        ------------
Retail Earnings Per Share
      Bookstores                                                                  $1.62                1.32
      Babbage's Etc.                                                               0.10                  --
                                                                           ------------        ------------
Retail EPS                                                                        $1.72                1.32

EPS Impact of Investing Activities
      Cash:
      Gain on Barnes & Noble.com                                                  $0.21                0.53
      Gain on partial sale of Chapters                                             0.09                  --

      Non-cash:
      Share in net losses of Barnes & Noble.com                                   (0.35)              (0.59)
      Share of net earnings (losses) from other equity investments                (0.01)               0.03
      Gain on sale of investment in NuvoMedia                                      0.19                  --
                                                                           ------------        ------------
Total Investing Activities                                                        $0.13               (0.03)

Other Adjustments
      Ingram write-off                                                           $(0.04)                 --
      Change in accounting for pre-opening costs                                  (0.06)                 --
                                                                           ------------        ------------
Total Other Adjustments                                                          $(0.10)                 --
                                                                           ------------        ------------
Consolidated EPS                                                                  $1.75                1.29
                                                                           ============        ============

52 Weeks Ended January 30, 1999 Compared with 52 Weeks Ended January 31, 1998

Sales

        The Company's sales increased 7.5% during fiscal 1998 to $3.006 billion from $2.797 billion during fiscal 1997. Fiscal 1998 sales from Barnes & Noble stores, which contributed 83.7% of total sales, increased 12.0% to $2.515 billion from $2.246 billion in fiscal 1997.

        The increase in sales was primarily due to the 5.0% increase in Barnes & Noble comparable store sales and the opening of an additional 50 Barnes & Noble stores during 1998. This increase was slightly offset by declining sales of B. Dalton, due to 43 store closings and a comparable store sales decline of 1.4%. In addition, fiscal 1997 includes Barnes & Noble.com sales of $14.6 million whereas fiscal 1998 does not include sales for Barnes & Noble.com due to the conversion to the equity method of accounting as of the beginning of the year. Excluding Barnes & Noble.com sales in fiscal 1997, retail sales increased 8.0% during fiscal 1998.

Cost of Sales and Occupancy

         The Company's cost of sales and occupancy includes costs such as rental expense, common area maintenance, merchant association dues, lease-required advertising and adjustments for LIFO.

        Cost of sales and occupancy increased to $2.143 billion in fiscal 1998 from $2.019 billion in fiscal 1997. The Company's gross margin rate increased to 28.7% in fiscal 1998 from 27.8% in fiscal 1997. Excluding Barnes & Noble.com in fiscal 1997 the retail gross margin rate was 27.9%. The fiscal 1998 improvement in gross margin reflects more direct buying, increased distribution center efficiencies, better shrinkage control and a more-favorable merchandise mix.

Selling and Administrative Expenses

        Selling and administrative expenses increased $38.3 million, or 7.1% to $580.6 million in fiscal 1998 from $542.3 million in fiscal 1997. Selling and administrative expenses decreased slightly to 19.3% of sales during fiscal 1998 from 19.4% during fiscal 1997 primarily as a result of the start-up expenses from Barnes & Noble.com included in the fiscal 1997 results. Excluding Barnes & Noble.com, retail selling and administrative expenses would have been 18.9% of sales in fiscal 1997 and total retail selling and administrative expenses would have increased 10.1% in fiscal 1998. The fiscal 1998 increase in retail selling and administrative expenses reflects the opening of an additional 50 Barnes & Noble stores, the full year implementation of a new wage plan and expenses associated with new store system enhancements.

Depreciation and Amortization

        Depreciation and amortization increased $11.3 million, or 14.8%, to $88.3 million in fiscal 1998 from $77.0 million in fiscal 1997. The increase was primarily the result of the new Barnes & Noble stores opened during fiscal 1998 and fiscal 1997, as well as new store system enhancements made during fiscal 1998.

Pre-Opening Expenses

        Pre-opening expenses declined in fiscal 1998 to $8.8 million from $12.9 million in fiscal 1997 reflecting fewer new stores compared with prior years.

Operating Profit

        Operating profit increased to $185.1 million in fiscal 1998 from $145.4 million in fiscal 1997. Excluding the $15.4 million operating loss for Barnes & Noble.com included in fiscal 1997, retail operating margin improved to 6.2% of sales during fiscal 1998 from 5.8% of sales in fiscal 1997.

Interest Expense, Net and Amortization of Deferred Financing Fees

        Interest expense, net of interest income, and amortization of deferred financing fees decreased 35.2% or $13.3 million in fiscal 1998 to $24.4 million from $37.7 million in fiscal 1997. The decline was the result of the retirement of $190 million in 11 7/8% senior subordinated notes on January 15, 1998 as well as the more-favorable rate environment and lower spreads over the London Interbank Offer Rate (LIBOR) in effect since the November 1997 refinancing.

Equity in Net Loss of Barnes & Noble.com

         As a result of the formation of the limited liability company with Bertelsmann, the Company began accounting for its interest in Barnes & Noble.com under the equity method of accounting as of the beginning of fiscal 1998. The Company's equity in the net loss of Barnes & Noble.com for fiscal 1998 was $71.3 million. This reflects a 100 percent equity interest for the first three quarters ended October 31, 1998 (also the effective date of the limited liability company agreement), and a 50 percent equity interest beginning on November 1, 1998 through the end of the fiscal year. Had the Company reported the results of Barnes & Noble.com under the equity method of accounting during fiscal 1997, its fiscal 1997 equity in the net loss of Barnes & Noble.com would have been $15.4 million.

Gain on Formation of Barnes & Noble.com

         As a result of the formation of the limited liability company, resulting in the receipt of $75 million by the Company from Bertelsmann, a gain was recorded in fiscal 1998 in the amount of $63.8 million. The gain represents the excess of the amount received over the portion of the net assets of Barnes & Noble.com sold by the Company to Bertelsmann.

Other Income

         Other income increased to $3.4 million in fiscal 1998 from $1.9 million in fiscal 1997 as a result of increased equity earnings from minority investments in Chapters and Calendar Club LLC.

Provision for Income Taxes

        Barnes & Noble's effective tax rate was 41 percent during both fiscal 1998 and fiscal 1997.

Earnings

        Fiscal 1998 earnings before extraordinary charge increased $27.7 million, or 42.8%, to $92.4 million (or $1.29 per diluted share) from $64.7 million (or $0.93 per diluted share) during fiscal 1997. Before the effect of Barnes & Noble.com, retail earnings before extraordinary charge increased $23.0 million, or 31.3% to $96.8 million (or $1.35 per diluted share) from $73.8 million (or $1.06 per diluted share).

Seasonality

        The Company's business, like that of many retailers, is seasonal, with the major portion of sales and operating profit realized during the quarter which includes the Christmas selling season. The Company has now reported operating profit for 15 consecutive quarters.

Liquidity and Capital Resources

        Working capital requirements are generally at their highest during the Company's fiscal quarter ending on or about January 31 due to the higher payments to vendors for holiday season merchandise purchases and the replenishment of merchandise inventories following this period of increased sales. In addition, the Company's sales and merchandise inventory levels will fluctuate from quarter-to-quarter as a result of the number and timing of new store openings, as well as the amount and timing of sales contributed by new stores.

        Cash flows from operating activities, funds available under its revolving credit facility and vendor financing continue to provide the Company with liquidity and capital resources for store expansion, seasonal working capital requirements and capital investments.

        Cash Flow

        Cash flows provided from operating activities were $187.3 million, $177.7 million and $167.3 million during fiscal 1999, 1998 and 1997, respectively. In fiscal 1999, the improvement in cash flows was primarily due to the improvement in net earnings. Fiscal 1997 cash flows from operating activities without Barnes & Noble.com were $180.0 million. The slight decrease in retail operating cash flows in fiscal 1998 was due to a strategic increase in the distribution center standing inventory, the implementation of a new wage plan in fiscal 1998 and increased operating expenses associated with implementing the Company's new store system enhancements.

        Retail earnings before interest, taxes, depreciation and amortization (EBITDA) increased $70.9 million or 25.9% to $344.4 million in fiscal 1999 from $273.5 million in fiscal 1998. This significant improvement in EBITDA is a combination of the inclusion of Babbage's Etc. and the continuing maturation of the Barnes & Noble stores. Total debt to retail EBITDA (excluding the effect of the Babbage's Etc. acquisition) decreased to .68 times in fiscal 1999 from .91 times in fiscal 1998. Including the effect of the acquisition of Babbage's Etc., total debt to retail EBITDA increased to 1.25 times in fiscal 1999, primarily attributable to the debt incurred to fund the acquisition of Babbage's Etc. The weighted-average age per square foot of the Company's 542 Barnes & Noble stores was 3.9 years as of January 29, 2000 and is expected to increase to approximately 4.5 years by February 3, 2001. As the relatively young Barnes & Noble stores mature, and as the number of new stores opened during the fiscal year decreases as a percentage of the existing store base, the increasing operating profits of Barnes &

Noble stores are expected to generate a greater portion of cash flows required for working capital, including new store inventories as well as capital expenditures and other initiatives. Additionally, due to the Barnes & Noble.com IPO in fiscal 1999, retail cash flows are now fully available to support the Company's working capital requirements.

        Capital Structure

        Continued strong cash flows from operations and a continued emphasis on working capital management, once again strengthened the Company's balance sheet in fiscal 1999. Shareholders' equity increased 24.7% to $846.4 million as of January 29, 2000, from $678.8 million as of January 30, 1999. Return on average equity increased to 16.3% in fiscal 1999 from 15.3% during fiscal 1998.

        The Company has an $850 million senior credit facility (the Facility), obtained in November 1997, with a syndicate led by The Chase Manhattan Bank. The Facility is structured as a five-year revolving credit. The Facility permits borrowings at various interest rate options based on the prime rate or LIBOR depending upon certain financial tests. In addition, the agreement requires the Company to pay a commitment fee up to 0.25% of the unused portion depending upon certain financial tests. The Facility contains covenants, limitations and events of default typical of credit facilities of this size and nature.

        The amount outstanding under the Facility has been classified as long-term debt in the accompanying consolidated balance sheets due to both its terms and the Company's intent and ability to maintain principal amounts outstanding through November 2002.

        Borrowings under the Company's senior credit facilities averaged $397.1 million, $380.3 million and $105.1 million and peaked at $693.5 million, $535.0 million and $304.9 million during fiscal 1999, 1998 and 1997, respectively. Despite the increase in average and peak borrowings in fiscal 1999 primarily attributable to the Babbage's Etc. acquisition, interest expense decreased 2.5% to $23.8 million in fiscal 1999 from $24.4 million in fiscal 1998 as a result of more favorable interest rates under the Company's senior credit facility. The ratio of debt to equity increased to 0.51:1.00 as of January 29, 2000 from 0.37:1.00 as of January 30, 1999, primarily attributable to the increased borrowings to fund the Babbage's Etc. acquisition.

        Capital Investment

        Capital expenditures totaled $146.3 million, $141.4 million and $121.9 million during fiscal 1999, 1998 and 1997, respectively. Capital expenditures in fiscal 2000, primarily for the opening of between 40 and 45 new Barnes & Noble stores and 90 new Babbage's Etc. stores, are expected to be between $120 million and $130 million, although commitment to such expenditures has not yet been made.

        Based on current operating levels and the store expansion planned for the next fiscal year, management believes cash flows generated from operating activities, short-term vendor financing and its borrowing capacity under its revolving credit facility will be sufficient to meet the Company's working capital and debt service requirements, and support the development of its short- and long-term strategies for at least the next 12 months.

         In fiscal 1999, the Board of Directors authorized a common stock repurchase program for the purchase of up to $250.0 million of the Company's common shares. As of January 29, 2000, the Company has repurchased 4,025,900 shares at a cost of approximately $86.8 million under this program. The repurchased shares are held in treasury.

         On July 10, 1998, the Board of Directors of the Company declared a dividend of one Preferred Share Purchase Right (a Right) for each outstanding share of the Company's common stock (Common Stock). The distribution of the Rights was automatically made on July 21, 1998 to stockholders of record on that date. Each Right entitles the holder to purchase from the Company one four-hundredth of a share of a new series of preferred stock, designated as Series H Preferred Stock, par value $.001 per share (the Preferred Stock), at a price of $225 per one four-hundredth of a share. The Rights will be exercisable only if a person or group acquires 15 percent or more of the Company's outstanding Common Stock or announces a tender offer or exchange offer, the consummation of which would result in such person or group owning 15 percent or more of the Company's outstanding Common Stock. For a further discussion of the terms of the Preferred Stock and Rights see Note 13 of Notes to Consolidated Financial Statements.

Formation of Barnes & Noble.com

         On November 12, 1998, the Company and Bertelsmann completed the formation of a joint venture to operate the online retail bookselling operations of the Company's wholly owned subsidiary, Barnes & Noble.com Inc. The new entity, Barnes & Noble.com, was structured as a limited liability company. Under the terms of the relevant agreements, effective as of October 31, 1998, the Company and Bertelsmann each retained a 50 percent membership interest in Barnes & Noble.com. The Company contributed substantially all of the assets and liabilities of its online operations to the joint venture and Bertelsmann paid $75.0 million to the Company and made a $150.0 million cash contribution to the joint venture. Bertelsmann also agreed to contribute an additional $50.0 million to the joint venture for future working capital requirements. The Company recognized a pre-tax gain during fiscal 1998 in the amount of $126.4 million, of which $63.8 million was recognized in earnings based on the $75.0 million received directly and $62.7 million ($36.4 million after taxes) was reflected in additional paid-in capital based on the Company's share of the incremental equity of the joint venture resulting from the $150.0 million Bertelsmann contribution.

         On May 25, 1999, Barnes & Noble.com Inc. completed an IPO of 28.75 million shares of Class A Common Stock and used the proceeds to purchase a 20 percent interest in Barnes & Noble.com. As a result, the Company and Bertelsmann each retained a 40 percent interest in Barnes & Noble.com. The Company recorded an increase in additional paid-in capital of $200.3 million ($116.2 million after taxes) representing the Company's incremental share in the equity of Barnes & Noble.com. The Company will continue to account for its investment under the equity method.

         Under the terms of the November 12, 1998 joint venture agreement between the Company and Bertelsmann, the Company received a $25.0 million payment from Bertelsmann in connection with the IPO.

         The accompanying consolidated financial statements, in accordance with the equity method of accounting, reflect the Company's investment in Barnes & Noble.com as a single line item in the consolidated balance sheets as of January 29, 2000 and January 30, 1999 and reflect the Company's interest in the net loss of Barnes & Noble.com as a single line item in the consolidated statements of operations for fiscal years 1999 and 1998, as if the formation of the joint venture had occurred at the beginning of fiscal 1998. The Company's share in the net loss of Barnes & Noble.com for fiscal 1998 was based on a 100 percent equity interest for the first three quarters ended October 31, 1998 (the effective date of the limited liability company agreement), and a 50 percent equity interest beginning on

November 1, 1998 through the end of the fiscal year.

         As a result of the Barnes & Noble.com Inc. IPO on May 25, 1999, the Company and Bertelsmann each retained a 40 percent interest in Barnes & Noble.com. Accordingly, the Company's share in the net loss of Barnes & Noble.com for fiscal 1999 was based on a 50 percent equity interest from the beginning of fiscal 1999 through May 25, 1999 and 40 percent thereafter. The accompanying consolidated financial statements reflect the financial position and results of operations of Barnes & Noble.com as a consolidated wholly owned subsidiary in fiscal 1997.

Acquisition of Babbage's Etc.

        On October 28, 1999, the Company acquired Babbage's Etc., one of the nation's largest operators of video game and entertainment software stores, for approximately $183 million in cash plus the assumption of $26 million in certain liabilities. If financial performance targets are met over the next two fiscal years, Barnes & Noble will make additional payments of approximately $10 million in 2001 and approximately $10 million in 2002. The acquisition was accounted for by the purchase method. The excess of purchase price over the net assets acquired, in the amount of approximately $202 million has been recorded as goodwill and is being amortized using the straight-line method over an estimated useful life of 30 years. Babbage's Etc.'s results of operations for the fourth quarter ended January 29, 2000 are included in the consolidated financial statements.

Newly Issued Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133) which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. The Company will adopt SFAS 133 as required for its first quarterly filing of fiscal year 2001.

         The Company from time to time enters into interest rate swap agreements for the purpose of hedging risks attributable to changing interest rates associated with the Company's revolving credit facility, and, in general, such hedges have been fully effective. The Company may from time to time, enter into interest rate swaps in the future and these transactions are expected to substantially offset the effects of changes in the underlying variable interest rates. The Company does not believe that adoption of SFAS 133 will have a material effect on its consolidated financial statements.

         In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB 101 did not impact the Company's revenue recognition policies.

Year 2000

         The Company completed its Year 2000 compliance plan during 1999. The total costs incurred to implement the plan were approximately $4.3 million. The conversion to the Year 2000 occurred without any disruptions to the Company's critical business systems either internally or from outside sources. The Company has no reason to believe that Year 2000 failures will materially affect it in the future. However, since it may take several additional months before it is known whether the Company or third party vendors, suppliers or service providers may have encountered Year 2000 problems, no assurances can be given that the Company will not experience disruptions as a result of Year 2000 compliance failures. The Company will continue to monitor Year 2000 exposures both internally and with its vendors, suppliers and service providers. Such monitoring will be ongoing and encompassed in normal operations. Associated costs are not expected to be significant.

Disclosure Regarding Forward-Looking Statements

         This report may contain certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this report, the words "anticipate," "believe," "estimate," "expect," "intend," "plan" and similar expressions, as they relate to the Company or the management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, decreased consumer demand for the Company's products, possible disruptions in the Company's computer or telephone systems, increased or unanticipated costs or effects associated with Year 2000 compliance by the Company or its service or supply providers, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the Company's online initiatives such as Barnes & Noble.com, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, and other factors which may be outside of the Company's control. In addition, the video game market has historically been cyclical in nature and dependent upon the introduction of new generation systems and related interactive software. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal Year                                                                           1999            1998            1997
                                                                                      ----            ----            ----
(Thousands of dollars, except per share data)
---------------------------------------------
Sales                                                                                $3,486,043        3,005,608      2,796,852
Cost of sales and occupancy                                                           2,483,729        2,142,717      2,019,291
                                                                                      ---------        ---------      ---------
   Gross profit                                                                       1,002,314          862,891        777,561
                                                                                      ---------          -------        -------
Selling and administrative expenses                                                     651,099          580,609        542,336
Depreciation and amortization                                                           112,304           88,345         76,951
Pre-opening expenses                                                                      6,801            8,795         12,918
                                                                                      ---------        ---------      ---------
   Operating profit                                                                     232,110          185,142        145,356
Interest (net of interest income of $1,449, $976 and $446, respectively) and
   amortization of deferred financing fees                                              (23,765)         (24,412)       (37,666)
Equity in net loss of Barnes & Noble.com                                                (42,047)         (71,334)            --
Gain on formation of Barnes & Noble.com                                                  25,000           63,759             --
Other income                                                                             27,337            3,414          1,913
                                                                                      ---------        ---------      ---------
   Earnings before provision for income taxes, extraordinary charge and
     cumulative effect of a change in accounting principle                              218,635          156,569        109,603
Provision for income taxes                                                               89,637           64,193         44,935
                                                                                      ---------        ---------      ---------

   Earnings before  extraordinary charge and cumulative effect of a change in
     accounting principle                                                               128,998           92,376         64,668
Extraordinary charge due to early extinguishment of debt, net of tax
   benefits of $7,991                                                                        --               --        (11,499)
Cumulative effect of a change in accounting principle, net of tax benefits
   of $3,125                                                                             (4,500)              --             --
                                                                                      ---------        ---------      ---------

   Net earnings                                                                        $124,498           92,376         53,169
                                                                                      =========        =========      =========
Earnings per common share
   Basic
     Earnings before extraordinary charge and cumulative effect of a change
       in accounting principle                                                          $  1.87             1.35           0.96
     Extraordinary charge due to early extinguishment of debt, net of  tax
       benefits                                                                         $    --               --          (0.17)
     Cumulative effect of a change in accounting principle, net of tax
       benefits                                                                         $ (0.07)              --             --
     Net earnings                                                                       $  1.80             1.35           0.79
   Diluted
     Earnings before extraordinary charge and cumulative effect of a change
       in accounting principle                                                          $  1.81             1.29           0.93
     Extraordinary charge due to early extinguishment of debt, net of tax
       benefits                                                                         $    --               --          (0.17)
     Cumulative effect of a change in accounting principle, net of tax
       benefits                                                                         $ (0.06)              --             --
     Net earnings                                                                       $  1.75             1.29           0.76

Weighted average common shares outstanding
   Basic                                                                             69,005,000       68,435,000     67,237,000
   Diluted                                                                           71,354,000       71,677,000     69,836,000


See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(Thousands of dollars, except per share data)                                January 29, 2000      January 30, 1999
---------------------------------------------                                ----------------      ----------------
Assets
Current assets:
   Cash and cash equivalents                                                       $   24,247                31,081
   Receivables, net                                                                    58,240                57,523
   Merchandise inventories                                                          1,102,453               945,073
   Prepaid expenses and other current assets                                           56,579                54,634
                                                                                   ----------             ---------
     Total current assets                                                           1,241,519             1,088,311
                                                                                   ----------             ---------
Property and equipment:
   Land and land improvements                                                           3,247                 3,197
   Buildings and leasehold improvements                                               417,535               383,292
   Fixtures and equipment                                                             565,345               440,488
                                                                                   ----------             ---------
                                                                                      986,127               826,977
   Less accumulated depreciation and amortization                                     418,078               316,631
                                                                                   ----------             ---------
     Net property and equipment                                                       568,049               510,346
                                                                                   ----------             ---------
Intangible assets, net                                                                298,011                86,980

Investment in Barnes & Noble.com                                                      240,531                82,307

Other noncurrent assets                                                                65,681                39,653
                                                                                   ----------             ---------

     Total assets                                                                  $2,413,791             1,807,597
                                                                                   ==========             =========
Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                                                                $  599,376               498,237
   Accrued liabilities                                                                323,475               274,085
                                                                                   ----------             ---------
     Total current liabilities                                                        922,851               772,322
                                                                                   ----------             ---------
Long-term debt                                                                        431,600               249,100

Deferred income taxes                                                                 125,006                32,449

Other long-term liabilities                                                            87,974                74,937

Shareholders' equity:
   Common stock; $.001 par value; 300,000,000 shares authorized;
     69,553,839 and 68,759,111 shares issued, respectively                                 70                    69
   Additional paid-in capital                                                         654,584               523,517
   Accumulated other comprehensive loss                                               (1,198)                    --
   Retained earnings                                                                  279,701               155,203
   Treasury stock, at cost, 4,025,900 shares at January 29, 2000                     (86,797)                    --
                                                                                   ----------             ---------
     Total shareholders' equity                                                       846,360               678,789
                                                                                   ----------             ---------
Commitments and contingencies                                                              --                    --
                                                                                   ----------             ---------

     Total liabilities and shareholders' equity                                    $2,413,791             1,807,597
                                                                                   ==========             =========



See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                Accumulated
                                                              Additional              Other                Treasury
                                                   Common        Paid-in      Comprehensive    Retained    Stock at
(Thousands of dollars)                              Stock        Capital               Loss    Earnings        Cost     Total
----------------------                             ------     ----------    ---------------   ---------    --------    -----
Balance at February 1, 1997                     $    66        446,265           --            9,658            --      455,989

Comprehensive earnings:
   Net earnings                                      --             --           --           53,169            --
Total comprehensive earnings                                                                                             53,169

Exercise of 1,545,580 common stock
   options, including tax benefits of
   $8,253                                             2         22,595           --               --            --       22,597
                                                ---------    ---------    -------------  -----------  ------------ ------------

Balance at January 31, 1998                          68        468,860           --           62,827            --      531,755

Comprehensive earnings:
   Net earnings                                      --             --           --           92,376            --
Total comprehensive earnings                                                                                             92,376

Exercise of 837,281 common stock
   options, including tax benefits of
   $9,002                                             1         18,306           --               --            --       18,307
Barnes & Noble.com issuance of
   membership units (net of deferred
   income taxes of $26,325)                          --         36,351           --               --            --       36,351
                                                -------      ---------    -------------  ------------ ------------ ------------
Balance at January 30, 1999                          69        523,517           --          155,203            --      678,789

Comprehensive earnings:
   Net earnings                                      --             --           --          124,498            --
   Other comprehensive loss (net of
      deferred income taxes of $839)                 --             --           (1,198)          --            --
Total comprehensive earnings                                                                                            123,300

Exercise of 794,728 common stock
   options, including tax benefits of
   $6,302                                             1         14,909           --               --            --       14,910
Barnes & Noble.com Inc. IPO (net of
   deferred income taxes of $84,114)                 --        116,158           --               --            --      116,158
Treasury stock acquired, 4,025,900 shares            --             --           --               --       (86,797)     (86,797)
                                                -------      ---------    -------------   ----------      --------     --------


Balance at January 29, 2000                     $    70        654,584           (1,198)     279,701       (86,797)     846,360
                                                =======        =======    =============      =======      ========      =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal Year                                                                       1999         1998         1997
                                                                                  ----         ----         ----
(Thousands of dollars)
----------------------
Cash flows from operating activities:
   Net earnings                                                                  $ 124,498       92,376       53,169
   Adjustments to reconcile net earnings to net cash flows from operating activities:
   Depreciation and amortization                                                   112,693       88,721       78,629
   Loss on disposal of property and equipment                                        5,636        3,291          853
   Deferred taxes                                                                    9,877       14,761       11,598
   Extraordinary charge due to early extinguishment of debt, net of tax
     benefits                                                                           --           --       11,499
   Increase in other long-term liabilities for scheduled rent increases
     in long-term leases                                                            13,472       14,031       16,350
   Cumulative effect of a change in accounting principle, net of taxes               4,500           --           --
   Other income                                                                    (27,337)      (3,414)      (1,913)
   Gain on formation of Barnes & Noble.com                                         (25,000)     (63,759)          --
   Equity in net loss of Barnes & Noble.com                                         42,047       71,334           --
   Changes in operating assets and liabilities, net                                (73,055)     (39,673)      (2,884)
                                                                                 ---------    ---------    ---------
     Net cash flows from operating activities                                      187,331      177,668      167,301
                                                                                 ---------    ---------    ---------

Cash flows from investing activities:
   Acquisition of consolidated subsidiaries, net of cash received                 (175,760)         --           --
   Purchases of property and equipment                                            (146,294)    (141,378)    (121,903)
   Investment in Barnes & Noble.com                                                     --      (75,394)          --
   Proceeds from formation of Barnes & Noble.com                                    25,000       75,000           --
   Proceeds from the partial sale of Chapters                                       21,558           --           --
   Purchase of investment in iUniverse.com                                         (20,000)          --           --
   Net increase in other noncurrent assets                                          (9,282)        (119)     (11,264)
                                                                                 ---------    ---------    ---------
     Net cash flows from investing activities                                     (304,778)    (141,891)    (133,167)
                                                                                 ---------    ---------    ---------
Cash flows from financing activities:
   Net increase (decrease) in revolving credit facility                            182,500      (35,700)     244,800
   Repayment of long-term debt                                                          --           --     (290,000)
   Proceeds from exercise of common stock options including related tax
     benefits                                                                       14,910       18,307       22,597
   Payment of note premium                                                              --           --      (11,281)
   Purchase of treasury stock through repurchase program                           (86,797)          --           --
                                                                                 ---------    ---------    ---------
     Net cash flows from financing activities                                      110,613      (17,393)     (33,884)
                                                                                 ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents                                (6,834)      18,384          250
Cash and cash equivalents at beginning of year                                      31,081       12,697       12,447
                                                                                 ---------    ---------    ---------

Cash and cash equivalents at end of year                                         $  24,247       31,081       12,697
                                                                                 =========    =========    =========
Changes in operating assets and liabilities, net:
   Receivables, net                                                              $   3,795      (14,012)       1,700
   Merchandise inventories                                                         (69,059)     (93,491)    (119,904)
   Prepaid expenses and other current assets                                        (8,543)      (1,047)       9,721
   Accounts payable and accrued liabilities                                            752       68,877      105,599
                                                                                 ---------    ---------    ---------
     Changes in operating assets and liabilities, net                            $ (73,055)     (39,673)      (2,884)
                                                                                 =========    =========    =========

Supplemental cash flow information:
   Cash paid during the period for:
     Interest                                                                    $  24,911       25,243       37,845
     Income taxes                                                                $  72,342       18,225       20,282

Supplemental disclosure of subsidiaries acquired:
    Assets acquired                                                              $ 201,910
    Liabilities assumed                                                             26,150
                                                                                 ---------
        Cash paid                                                                $ 175,760
                                                                                 =========


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Thousands of dollars, except per share data)

For the 52 weeks ended January 29, 2000 (fiscal 1999), January 30, 1999 (fiscal
1998) and January 31, 1998 (fiscal 1997).

1.  Summary of Significant Accounting Policies

Business

         Barnes & Noble, Inc. (Barnes & Noble), through its wholly owned subsidiaries (collectively, the Company), is primarily engaged in the sale of books, video games and entertainment software products. The Company employs two principal bookselling strategies: its "super" store strategy through its wholly owned subsidiary Barnes & Noble Booksellers, Inc., under its Barnes & Noble Booksellers, Bookstop and Bookstar trade names (hereafter collectively referred to as Barnes & Noble stores) and its mall strategy through its wholly owned subsidiaries B. Dalton Bookseller, Inc. and Doubleday Book Shops, Inc., under its B. Dalton stores, Doubleday Book Shops and Scribner's Bookstore trade names (hereafter collectively referred to as B. Dalton stores). The Company is also engaged in the online retailing of books and other products through a 40 percent interest in barnesandnoble.com llc (Barnes & Noble.com), as more fully described in Note 7. The Company, through its recent acquisition of Babbage's Etc. LLC, operates video game and entertainment software stores under the Babbage's, Software Etc. and GameStop trade names, and a Web site, gamestop.com (hereafter collectively referred to as Babbage's Etc.).

Consolidation

        The consolidated financial statements include the accounts of Barnes & Noble and its wholly owned subsidiaries. Investments in affiliates in which ownership interests range from 20 percent to 50 percent, principally Barnes & Noble.com, are accounted for under the equity method. The Company's investment in Barnes & Noble.com has been presented in the accompanying consolidated financial statements under the equity method as of the beginning of fiscal 1998 and as a consolidated wholly owned subsidiary for all of fiscal 1997. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles, the Company is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all short-term, highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

Merchandise Inventories

         Merchandise inventories are stated at the lower of cost or market. Cost is determined primarily by the retail inventory method on the first-in, first-out (FIFO) basis for 83 percent and 86 percent of the Company's merchandise inventories as of January 29, 2000 and January 30, 1999, respectively. Merchandise inventories of Babbage's Etc., which represent 6 percent of merchandise inventories as of January 29, 2000, are recorded based on the average cost method. The remaining merchandise inventories are valued on the last-in, first-out (LIFO) method.

         If substantially all of the merchandise inventories currently valued at LIFO costs were valued at current costs, merchandise inventories would remain unchanged as of January 29, 2000 and January 30, 1999.

Property and Equipment

         Property and equipment are carried at cost, less accumulated depreciation and amortization. For financial reporting purposes, depreciation is computed using the straight-line method over estimated useful lives. For tax purposes, different methods are used. Maintenance and repairs are expensed as incurred, while betterments and major remodeling costs are capitalized. Leasehold improvements are capitalized and amortized over the shorter of their estimated useful lives or the terms of the respective leases. Capitalized lease acquisition costs are being amortized over the lease terms of the underlying leases. Costs incurred in purchasing management information systems are capitalized and included in property and equipment. These costs are amortized over their estimated useful lives from the date the systems become operational.

Intangible Assets and Amortization

        The costs in excess of net assets of businesses acquired are carried as intangible assets, net of accumulated amortization, in the accompanying consolidated balance sheets. The net intangible assets, consisting primarily of goodwill and trade names of $272,505 and $25,506 as of January 29, 2000 and $59,365 and $27,615 as of January 30, 1999, are amortized using the straight-line method over periods ranging from 30 to 40 years.

        Amortization of goodwill and trade names included in depreciation and amortization in the accompanying consolidated statements of operations is $5,148, $3,257 and $3,257 during fiscal 1999, 1998 and 1997, respectively.
Accumulated amortization at January 29, 2000 and January 30, 1999 was $49,699 and $44,551, respectively.

        The Company periodically evaluates the recoverability of goodwill and considers whether this goodwill should be completely or partially written off or the amortization periods accelerated. The Company assesses the recoverability of this goodwill based upon several factors, including management's intention with respect to the acquired operations and those operations' projected undiscounted store-level cash flows.

Deferred Charges

         Costs incurred to obtain long-term financing are amortized over the terms of the respective debt agreements using the straight-line method, which approximates the interest method. Unamortized costs

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

included in other noncurrent assets as of January 29, 2000 and January 30, 1999 were $1,969 and $1,397, respectively. Unamortized costs of $8,209 were included in the extraordinary loss due to the early extinguishment of debt for fiscal 1997. Amortization expense included in interest and amortization of deferred financing fees is $389, $376 and $1,678 during fiscal 1999, 1998 and 1997, respectively.

Marketable Equity Securities

         All marketable equity securities included in other noncurrent assets are classified as available-for-sale under FASB Statement No. 115, with unrealized gains and losses (net of taxes) shown as a component of shareholders' equity.

Revenue Recognition

        Revenue from sales of the Company's products is recognized at the time of sale.

        The Company sells memberships which entitle purchasers to additional discounts. The membership revenue is deferred and recognized as income over the 12-month membership period.

        Sales returns (which are not significant) are recognized at the time returns are made.

Pre-opening Expenses

         In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" (SOP 98-5). SOP 98-5 requires an entity to expense all start-up activities, as defined, when incurred. Prior to 1999, the Company amortized costs associated with the opening of new stores over the respective store's first 12 months of operations. In accordance with SOP 98-5, the Company recorded a one-time non-cash charge reflecting the cumulative effect of a change in accounting principle in the amount of $4,500 after taxes, representing such start-up costs capitalized as of the beginning of fiscal year 1999. Since adoption, the Company has expensed all such start-up costs as incurred. The effect of the change in accounting principle on earnings in 1999 was immaterial.

Closed Store Expenses

        Upon a formal decision to close or relocate a store, the Company charges unrecoverable costs to expense. Such costs include the net book value of abandoned fixtures and leasehold improvements and a provision for future lease obligations, net of expected sublease recoveries. Costs associated with store closings of $5,447 and $1,208 during fiscal 1999 and fiscal 1998, respectively, are included in selling and administrative expenses in the accompanying consolidated statements of operations.

Net Earnings Per Common Share

        Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the impact of common shares issuable upon exercise of stock options.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

Income Taxes

        The provision for income taxes includes federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax bases of assets and liabilities. The deferred tax assets and liabilities are measured using the enacted tax rates and laws that are expected to be in effect when the differences reverse.

Stock Options

        The Company accounts for all transactions under which employees receive shares of stock or other equity instruments in the Company or the Company incurs liabilities to employees in amounts based on the price of its stock in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

Reclassifications

        Certain prior-period amounts have been reclassified for comparative purposes to conform with the 1999 presentation.

Reporting Period

        The Company's fiscal year is comprised of 52 or 53 weeks, ending on the Saturday closest to the last day of January. The reporting periods ended January 29, 2000, January 30, 1999 and January 31, 1998 each consisted of 52 weeks.

2.  Receivables, Net

        Receivables represent customer, bankcard, landlord and other receivables due within one year as follows:

                                                  January 29,      January 30,
                                                     2000             1999
                                                  -----------      -----------
Trade accounts                                      $9,558            6,743
Bankcard receivables                                21,309           19,421
Receivables from landlords for
  leasehold improvements                            12,807           23,659
Other receivables                                   14,566            7,700
                                                   -------           ------
Total receivables, net                             $58,240           57,523
                                                   =======           ======

3.  Debt

        On November 18, 1997, the Company obtained an $850,000 five-year senior revolving credit facility (the Revolving Credit Facility) with a syndicate led by The Chase Manhattan Bank. The Revolving Credit Facility refinanced an existing $450,000 revolving credit and $100,000 term loan facility (the Old Facility). The Revolving Credit Facility permits borrowings at various interest rate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

options based on the prime rate or London Interbank Offer Rate (LIBOR) depending upon certain financial tests. In addition, the agreement requires the Company to pay a commitment fee up to 0.25 percent of the unused portion depending upon certain financial tests. The Revolving Credit Facility contains covenants, limitations and events of default typical of credit facilities of this size and nature, including financial covenants which require the Company to meet, among other things, cash flow and interest coverage ratios and which limit capital expenditures. The Revolving Credit Facility is secured by the capital stock, accounts receivable and general intangibles of the Company's subsidiaries.

        Net proceeds from the Revolving Credit Facility are available for general corporate purposes and were used to redeem all of the Company's outstanding $190,000 11-7/8 percent senior subordinated notes on January 15, 1998. As a result of the refinancings, the Company recorded an extraordinary charge of $11,499 (net of applicable taxes) due to the early extinguishment of debt during fiscal 1997. The extraordinary charge represents the payment of a call premium associated with the redemption of the senior subordinated notes of $6,656 (net of applicable taxes) and the write-off of unamortized fees of $4,843 (net of applicable taxes).

        The Company from time to time enters into interest rate swap agreements to manage interest costs and risk associated with changes in interest rates. These agreements effectively convert underlying variable-rate debt based on prime rate or LIBOR to fixed-rate debt through the exchange of fixed and floating interest payment obligations without the exchange of underlying principal amounts. As of January 29, 2000 and January 30, 1999 the Company had outstanding $85,000 and $125,000 of swaps, respectively, with maturities ranging from 2000 to 2003. The Company recorded interest expense associated with these agreements of $470 and $440 during fiscal years 1999 and 1998, respectively.

         Selected information related to the Company's revolving credit facility is as follows:

Fiscal Year                                         1999      1998       1997
-----------                                       --------   -------   -------

Balance at end of year                            $431,600   249,100   284,800
Average balance outstanding during the year       $397,114   380,315   105,127
Maximum borrowings outstanding during the year    $693,500   535,000   304,900
Weighted average interest rate during the year       6.01%     6.29%     7.12%
Interest rate at end of year                         6.26%     5.77%     6.60%

        Fees expensed with respect to the unused portion of the Company's revolving credit commitment were $664, $733 and $1,204, during fiscal 1999, 1998 and 1997, respectively.

         The amounts outstanding under the Company's Revolving Credit Facility of $431,600 and $249,100 as of January 29, 2000 and January 30, 1999,
respectively, have been classified as long-term debt based on the terms of the credit agreement and the Company's intention to maintain principal amounts outstanding through November 2002.

        The Company has no agreements to maintain compensating balances.

4.  Fair Values of Financial Instruments

         The carrying values of cash and cash equivalents reported in the accompanying consolidated balance sheets approximate fair value due to the short-term maturities of these assets. The aggregate fair

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

value of the Revolving Credit Facility approximates its carrying amount, because of its recent and frequent repricing based upon market conditions. Investments in publicly traded securities accounted for under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115) are carried at amounts approximating fair value.

         The Company maintains an investment in Chapters Inc. (Chapters), a Canadian book retailer. The carrying value and fair value (based on quoted market prices and conversion rates) of this investment was $18,827 and $33,201, respectively, at January 30, 1999. Due to the partial sale of its investment in Chapters, as more fully discussed in Note 5, the Company currently accounts for this investment as an available-for-sale security.

         Interest rate swap agreements are valued based on market quotes obtained from dealers. The carrying value and estimated fair value of the interest rate swaps asset (liability) was $0 and $447, respectively, at January 29, 2000, and $0 and ($2,189), respectively, at January 30, 1999.

5.  Marketable Equity Securities

         Marketable equity securities are carried on the balance sheet at their fair market value as a component of other noncurrent assets. The Company did not have any marketable equity securities on January 30, 1999 as defined by SFAS
115. The following marketable equity securities have been classified as available-for-sale securities:

                                                     Unrealized       January 29, 2000
                                           Cost        Losses           Market Value
                                       ----------    -------------    ----------------
        Gemstar International Ltd.       $27,137         $(1,684)             $25,453
        Chapters                           8,294            (353)               7,941
                                       ----------    -------------      --------------

                                         $35,431         $(2,037)             $33,394
                                       ==========    =============      ==============

         In fiscal 1998, the Company accounted for its investment in NuvoMedia Inc. (NuvoMedia) under the cost method. In fiscal 1999, NuvoMedia was acquired by Gemstar International Ltd. (Gemstar), a publicly traded company. Under the terms of the agreement, NuvoMedia shareholders received Gemstar shares in exchange for their ownership interests.

         Prior to fiscal 1999, the Company accounted for its investment in Chapters under the equity method. During fiscal 1999, the Company sold a portion of its investment in Chapters. Subsequent to the partial sale of its investment, the Company retained a seven percent interest in Chapters and accordingly, has recorded the remaining investment as an available-for-sale security.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

6. Other Income

     The following table sets forth the components of other income (expense), in thousands of dollars:

          Fiscal Year                                         1999          1998         1997
                                                        -----------    ----------    ---------

          Gain on sale of NuvoMedia (1)                    $22,356            --           --
          Gain on partial sale of Chapters (2)              10,975            --           --
          Equity in net earnings (losses) of
               Chapters (2)                                   (101)        1,140        1,016
          Equity in net losses of iUniverse.com (3)         (2,121)           --           --
          Equity in net earnings of Calendar Club
               LLC (4)                                       1,228        2,274           897
          Termination of planned acquisition of
               Ingram Book Group (5)                        (5,000)           --           --
                                                        -----------    ----------    ---------

                                                           $27,337         3,414        1,913
                                                        ===========    ==========    =========

(1) In fiscal 1999, in connection with the sale of NuvoMedia as more fully discussed in Note 5, the Company recognized a pre-tax gain of $22,356.

(2) During fiscal 1999, the Company sold a portion of its investment in Chapters resulting in a pre-tax gain of $10,975. Prior to this transaction, the Company accounted for its investment in Chapters under the equity method.

(3) During 1999, the Company acquired a 41 percent interest in iUniverse.com for $20,000. Subsequent to the fiscal 1999 year end, the Company invested an additional $8,000 in iUniverse.com thereby increasing its percentage ownership interest to 49 percent. This investment is being accounted for under the equity method and is reflected as a component of other noncurrent assets.

(4)           The Company's 50 percent interest in Calendar Club LLC (Calendar
              Club) is being accounted for under the equity method and is reflected as a component of other noncurrent assets.

(5) In 1999, the Company and the Ingram Book Group (Ingram) announced their agreement to terminate the Company's planned acquisition of Ingram. The Company's application before the Federal Trade Commission for the purchase was formally withdrawn. As a result, other income reflects a one-time charge of $5,000 for acquisition costs relating primarily to legal, accounting and other transaction related costs.

7.  Barnes & Noble.com

         On November 12, 1998, the Company and Bertelsmann AG (Bertelsmann) completed the formation of a limited liability company to operate the online retail bookselling operations of the Company's wholly owned subsidiary, barnesandnoble.com inc. (Barnes & Noble.com Inc.). The new entity, Barnes & Noble.com, was structured as a limited liability company. Under the terms of the relevant agreements, effective as of October 31, 1998, the Company and Bertelsmann each retained a 50 percent membership interest in Barnes & Noble.com. The Company contributed substantially all of the assets and liabilities of its online operations to the joint venture and Bertelsmann paid $75,000 to the Company and made a $150,000 cash contribution to the joint venture. Bertelsmann also agreed to contribute an additional $50,000 to the joint venture for future working capital requirements. The Company recognized a pre-tax gain during fiscal 1998 in the amount of $126,435, of which $63,759 was

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


recognized in earnings based on the $75,000 received directly and $62,676 ($36,351 after taxes) was reflected in additional paid-in capital based on the Company's share of the incremental equity of the joint venture resulting from the $150,000 Bertelsmann contribution.

         On May 25, 1999, Barnes & Noble.com Inc. completed an initial public offering (IPO) of 28.75 million shares of Class A Common Stock and used the proceeds to purchase a 20 percent interest in Barnes & Noble.com. As a result, the Company and Bertelsmann each retained a 40 percent interest in Barnes & Noble.com. The Company recorded an increase in additional paid-in capital of $116,158 after taxes representing the Company's incremental share in the equity of Barnes & Noble.com. The Company will continue to account for its investment under the equity method.

        Under the terms of the November 12, 1998 joint venture agreement between the Company and Bertelsmann, the Company received a $25,000 payment from Bertelsmann in connection with the IPO. The Company recognized the $25,000 pre-tax gain in the second quarter of 1999. The estimated fair market value of Barnes & Noble.com at January 29, 2000 was $742,000.

         Summarized financial information for Barnes & Noble.com follows:

                                              12 months ended
                                                December 31,
                                         -------------------------
                                            1999            1998
                                         ---------       ----------

Net sales                               $  202,567          61,834
Gross profit                            $   42,630          14,265
Loss before taxes                       $ (102,405)        (83,148)

Cash and cash equivalents               $  478,047          96,940
Other current assets                        27,567          14,736
Noncurrent assets                          173,904          90,468
Current liabilities                         75,940          32,995
                                        ----------       ---------
Net assets                              $  603,578         169,149
                                        ==========       =========

8.  Employees' Retirement and Defined Contribution Plans

        As of December 31, 1999, substantially all employees of the Company were covered under a noncontributory defined benefit pension plan (the Pension Plan). As of January 1, 2000, the Pension Plan was amended and frozen so that employees no longer earn benefits for subsequent service. Subsequent service continues to be the basis for vesting of benefits not yet vested at December 31, 1999 and the Pension Plan will continue to hold assets and pay benefits. The amendment was treated as a curtailment in fiscal 1999 resulting in a pre-tax gain of $14,142 which is included as a reduction of selling and administrative expenses.

        The Company maintains defined contribution plans (the Savings Plans) for the benefit of substantially all employees. In addition, the Company provides certain health care and life insurance benefits (the Postretirement Plan) to retired employees, limited to those receiving benefits or retired as of April 1, 1993.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


         A summary of the components of net periodic cost for the Pension Plan and the Postretirement Plan follows:

                                                     Pension Plan                    Postretirement Plan
                                           ---------------------------------- ----------------------------------
Fiscal Year                                   1999        1998        1997        1999        1998       1997
-----------                                ---------- ----------- ----------- ----------- ----------- ----------
Service cost                                  $4,535       4,157       3,294          --          --         --
Interest cost                                  2,349       2,039       1,666         151         149        315
Expected return on plan assets                (2,494)     (2,208)     (1,803)         --          --         --
Net amortization and deferral                     32          36          36        (123)       (135)        --
                                           ---------  ----------  ----------       -----       -----      -----
   Net periodic cost                          $4,422       4,024       3,193          28          14        315
                                           =========  ==========  ==========       =====       =====      =====

         Total Company contributions charged to employee benefit expenses for the Savings Plans were $3,374, $3,090 and $2,545 during fiscal 1999, 1998 and 1997, respectively.

         Weighted-average actuarial assumptions used in determining the net periodic costs of the Pension Plan and the Postretirement Plan are as follows:

                                                     Pension Plan                    Postretirement Plan
                                           ---------------------------------- ----------------------------------
Fiscal Year                                   1999        1998        1997        1999        1998       1997
-----------                                ---------- ----------- ----------- ----------- ----------- ----------
Discount rate                                 7.8%        7.3%       7.3%           7.8%       7.3%       7.3%
Expected return on plan assets                9.5%        9.5%       9.5%             --         --         --
Assumed rate of compensation
    increase                                  4.8%        4.3%       4.3%             --         --         --

         As a result of the formation of Barnes & Noble.com, as more fully described in Note 7, certain assets of the Pension Plan and a portion of the benefit obligation, were transferred to Barnes & Noble.com's defined benefit pension plan as of the date of the formation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


        The following table provides a reconciliation of benefit obligations, plan assets and funded status of the Pension Plan and the Postretirement Plan:

                                                      Pension Plan                        Postretirement Plan
                                           -----------------------------------    -----------------------------------
Fiscal Year                                      1999              1998                 1999              1998
-----------                                ----------------- -----------------    ----------------- -----------------
Change in benefit obligation:
Benefit obligation at beginning of
    year                                            $33,064            30,734                2,145             1,975
Service cost                                          4,535             4,157                   --                --
Interest cost                                         2,349             2,039                  151               149
Transfer to Barnes & Noble.com                           --              (642)                  --                --
Actuarial (gain) loss                                (1,707)           (2,427)                 272               136
Benefits paid                                        (1,062)             (797)                (515)             (115)
Curtailment                                         (14,142)               --                   --                --
                                                   --------           -------              -------           -------
Benefit obligation at end of year                   $23,037            33,064                2,053             2,145
                                                   --------           -------              -------           -------

Change in plan assets:
Fair value of plan assets at
    beginning of year                               $25,331            22,909                   --                --
Actual return on assets                               1,393             2,255                   --                --
Employer contributions                                3,374             1,395                   --                --
Benefits paid                                        (1,062)             (797)                  --                --
Transfer to Barnes & Noble.com                           --              (431)                  --                --
                                                   --------           -------              -------           -------
Fair value of plan assets at end of
    year                                            $29,036            25,331                   --                --
                                                   --------           -------              -------           -------

Funded status                                        $5,999            (7,733)              (2,053)           (2,145)
Unrecognized net actuarial (gain)
    loss                                                200               805               (1,741)           (2,136)
Unrecognized prior service cost                          --              (183)                  --                --
Unrecognized net obligation
    remaining                                            --               166                   --                --
                                                   --------           -------              -------           -------
Prepaid (accrued) benefit cost                       $6,199            (6,945)              (3,794)           (4,281)
                                                   ========           =======              =======           =======

         The health care cost trend rate used to measure the expected cost of the Postretirement Plan benefits is assumed to be seven percent in 2000, declining at one-half percent decrements each year through 2004 to five percent in 2004 and each year thereafter. The health care cost trend assumption has a significant effect on the amounts reported. For example, a one percent increase or decrease in the health care cost trend rate would change the accumulated postretirement benefit obligation by approximately $193 and $171, respectively, as of January 29, 2000, and would change the net periodic cost by approximately $15 and $13, respectively, during fiscal 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED



9.  Income Taxes

        The Company files a consolidated federal return. Federal and state income tax provisions for fiscal 1999, 1998 and 1997 are as follows:

Fiscal Year                   1999              1998              1997
-----------                  -------           ------            ------

Current:
   Federal                   $64,454           39,286            26,324
   State                      15,306           10,146             7,013
                             -------           ------            ------

                              79,760           49,432            33,337
                             -------           ------            ------

Deferred:
   Federal                     7,193           11,697             9,575
   State                       2,684            3,064             2,023
                             -------           ------            ------

                               9,877           14,761            11,598
                             -------           ------            ------

   Total                     $89,637           64,193            44,935
                             =======           ======            ======

         A reconciliation between the provision for income taxes and the expected provision for income taxes at the federal statutory rate of 35 percent during fiscal 1999, 1998 and 1997, is as follows:

Fiscal Year                                                 1999         1998          1997
-----------                                                ------       ------        ------
Expected  provision  for income taxes at federal
  statutory rate                                          $76,522       54,799        38,361
Amortization  of  non-deductible   goodwill  and
  trade names                                               1,342        1,251         1,140
State income  taxes,  net of federal  income tax
  benefit                                                  11,694        8,596         5,873
Other, net                                                     79         (453)         (439)
                                                          -------       ------        ------

Provision for income taxes                                $89,637       64,193        44,935
                                                          =======       ======        ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


        The tax effects of temporary differences that give rise to significant components of the Company's deferred tax assets and liabilities as of January 29, 2000 and January 30, 1999 are as follows:

                                              January 29,     January 30,
                                                 2000            1999
                                              -----------     -----------

Deferred tax liabilities:
   Operating expenses                          $(15,437)         (12,528)
   Depreciation                                 (31,289)         (29,829)
   Gain on equity  increase  in Barnes &
     Noble.com                                 (110,439)         (26,325)
                                              ---------        ---------

     Total deferred tax liabilities            (157,165)         (68,682)
                                              ---------        ---------
Deferred tax assets:
   Inventory                                      4,312            4,043
   Lease transactions                            18,664           15,025
   Reversal of estimated accruals                 4,246            5,692
   Restructuring charge                          14,537           16,931
   Insurance liability                            2,673            2,502
   Deferred income                                4,015           11,411
   Unrealized holding losses on
        available-for-sale securities               839               --
   Other                                          7,278            5,632
                                              ---------        ---------

     Total deferred tax assets                   56,564           61,236
                                              ---------        ---------

       Net deferred tax liabilities           $(100,601)          (7,446)
                                              =========        =========

         Deferred tax liabilities are recorded on the deferred income tax line and deferred tax assets are recorded as a component of prepaid and other current assets on the accompanying balance sheet.

10. Acquisition of Babbage's Etc.

         On October 28, 1999, the Company acquired Babbage's Etc., one of the nation's largest operators of video game and entertainment software stores, for $208,670 (including assumed liabilities). If financial performance targets are met over the next two fiscal years, the Company will make additional payments of approximately $10,000 in 2001 and approximately $10,000 in 2002. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations for the period subsequent to the acquisition are included in the consolidated financial statements. The excess of purchase price over the net assets acquired, in the amount of $202,386, has been recorded as goodwill and is being amortized using the straight-line method over an estimated useful life of 30 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


         The following table summarizes pro forma results as if the Company had entered into the agreement on the first day of fiscal year 1998:

Fiscal Year                                          1999           1998
-----------------------------------------------  -------------- --------------

Sales                                              $3,815,435      3,470,774

Earnings before cumulative effect of a change
     in accounting principle                         $125,011         93,298

Net earnings                                         $120,511         93,298

Net earnings per common share:
     Basic                                              $1.75           1.36
     Diluted                                            $1.69           1.30


         The pro forma results of operations include adjustments to give effect to amortization of goodwill and interest expense on debt related to the acquisition, together with related income tax effects. The information has been prepared for comparative purposes only and does not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

11. Segment Information

         Historically, the Company operated as a single segment. As a result of the acquisition of Babbage's Etc. in 1999, the Company is currently operating under two segments and accordingly, is required to disclose information in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS
131). The Company's reportable segments are strategic groups that offer different products. These groups have been aggregated into two segments: bookstores and video game and entertainment software stores.

         Bookstores

         This segment includes 542 book "super" stores under the Barnes & Noble Booksellers, Bookstop and Bookstar names which generally offer a comprehensive title base, a cafe, a children's section, a music department, a magazine section and a calendar of ongoing events, including author appearances and children's activities. Additionally, this segment includes 400 small format mall-based stores under the B. Dalton Bookseller, Doubleday Book Shops and Scribner's Bookstore trade names.

         Video Game and Entertainment Software Stores

         This segment includes 526 video game and entertainment software stores under the Babbage's, Software Etc. and GameStop names, and a Web site, gamestop.com. The principal products of these stores are comprised of video game hardware and software and PC entertainment software. The Company's consolidated financial statements reflect the results of Babbage's Etc. for the fourth quarter of 1999 only.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Segment operating profit includes corporate expenses in each operating segment. Barnes & Noble evaluates the performance of its segments and allocates resources to them

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

based on operating profit.

         Summarized financial information concerning the Company's reportable segments is presented below:


                                                         Sales                           Depreciation and Amortization
                                       -------------------------------------------    -----------------------------------
Fiscal Year                                1999           1998           1997            1999        1998        1997
-----------                            -------------- -------------- -------------    ------------ ---------- -----------
Bookstores                                $3,262,295      3,005,608     2,796,852        $108,691     88,345      76,951
Video game & entertainment
      software stores                        223,748             --            --           3,613         --          --
                                       -------------- -------------- -------------    ------------ ---------- -----------
          Total                           $3,486,043      3,005,608     2,796,852        $112,304     88,345      76,951
                                       ============== ============== =============    ============ ========== ===========
                                                                                             Equity Investment in
                                                    Operating Profit                          Barnes & Noble.com
                                       -------------- -------------- -------------    ------------ ---------- -----------
Fiscal Year                                1999           1998           1997            1999        1998        1997
-----------                            -------------- -------------- -------------    ------------ ---------- -----------
Bookstores                                  $216,678        185,142       145,356        $240,531     82,307          --
      Operating margin                          6.64%          6.16%         5.20%
Video game & entertainment
       software stores                        15,432             --            --              --         --          --
      Operating margin                          6.90%            NA            NA
                                       -------------- -------------- -------------    ------------ ---------- -----------
          Total                             $232,110        185,142       145,356        $240,531     82,307          --
                                       ============== ============== =============    ============ ========== ===========

                                              Capital Expenditures                            Total Assets
                                       ------------ ----------- -----------     -------------- ------------- -------------
Fiscal Year                               1999         1998        1997             1999           1998          1997
-----------                            ------------ ----------- -----------     -------------- ------------- -------------
Bookstores                                $142,005     141,378     121,903         $2,076,795     1,807,597     1,591,171
Video game & entertainment
       software stores                       4,289          --          --            336,996            --            --
                                       ------------ ----------- -----------     -------------- ------------- -------------

          Total                           $146,294     141,378     121,903         $2,413,791     1,807,597     1,591,171
                                       ============ =========== ===========     ============== ============= =============

         A reconciliation of operating profit reported by reportable segments to earnings before income taxes, extraordinary charge and cumulative effect of a change in accounting principle in the consolidated financial statements is as follows:

Fiscal Year                                                          1999          1998            1997
-----------                                                    -------------- -------------- ---------------
Reportable segments operating profit                                $232,110        185,142         145,356
Interest, net                                                        (23,765)       (24,412)        (37,666)
Equity in net loss of Barnes & Noble.com                             (42,047)       (71,334)             --
Gain on formation of Barnes & Noble.com                               25,000         63,759              --
Other income                                                          27,337          3,414           1,913
                                                               -------------- -------------- ---------------
 Consolidated earnings before income taxes, extraordinary
 charge and cumulative effect of a change in accounting
 principle                                                          $218,635        156,569         109,603
                                                               ============== ============== ===============


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


12. Comprehensive Earnings

         In 1999, as a result of the Company's investment activities (see Note
5), the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive earnings and its components in the financial statements. Comprehensive earnings are net earnings, plus certain other items that are recorded directly to shareholders' equity. The only such item currently applicable to the Company is the unrealized loss on available-for-sale securities, as follows:

Fiscal Year                                                          1999             1998            1997
-----------                                                     -------------     ------------    ------------
Net earnings                                                        $124,498           92,376          53,169
Other comprehensive loss:
    Unrealized loss on available-for-sale  securities,  net of
    deferred income tax benefit of $839                               (1,198)              --              --
                                                                -------------     ------------    ------------
Total comprehensive earnings                                        $123,300           92,376          53,169
                                                                =============     ============    ============


13. Shareholders' Equity

         In fiscal 1999, the Board of Directors authorized a common stock repurchase program for the purchase of up to $250,000 of the Company's common shares. As of January 29, 2000, the Company has repurchased 4,025,900 shares at a cost of approximately $86,797 under this program. The repurchased shares are held in treasury.

         As discussed more fully in Note 7, shareholders' equity as of January 29, 2000 includes an increase in additional paid-in capital of $116,158 representing the Company's incremental share in the equity of Barnes & Noble.com as a result of the IPO. Shareholders' equity as of January 30, 1999 includes an increase in additional paid-in capital of $36,351 as a result of the formation of Barnes & Noble.com.

         On July 10, 1998, the Board of Directors of the Company declared a dividend of one Preferred Share Purchase Right (a Right) for each outstanding share of the Company's common stock (Common Stock). The distribution of the Rights was made on July 21, 1998 to stockholders of record on that date. Each Right entitles the holder to purchase from the Company one four-hundredth of a share of a new series of preferred stock, designated as Series H Preferred Stock, at a price of $225 per one four-hundredth of a share. The Rights will be exercisable only if a person or group acquires 15 percent or more of the Company's outstanding Common Stock or announces a tender offer or exchange offer, the consummation of which would result in such person or group owning 15 percent or more of the Company's outstanding Common Stock.

         If a person or group acquires 15 percent or more of the Company's outstanding Common Stock, each Right will entitle a holder (other than such person or any member of such group) to purchase, at the Right's then current exercise price, a number of shares of Common Stock having a market value of twice the exercise price of the Right. In addition, if the Company is acquired in a merger or other business combination transaction or 50 percent or more of its consolidated assets or earning power are sold at any time after the Rights have become exercisable, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


that time of twice the exercise price of the Right. Furthermore, at any time after a person or group acquires 15 percent or more of the outstanding Common Stock of the Company but prior to the acquisition of 50 percent of such stock, the Board of Directors may, at its option, exchange part or all of the Rights (other than Rights held by the acquiring person or group) at an exchange rate of one four-hundredth of a share of Series H Preferred Stock or one share of the Company's Common Stock for each Right.

         The Company will be entitled to redeem the Rights at any time prior to the acquisition by a person or group of 15 percent or more of the outstanding Common Stock of the Company, at a price of $.01 per Right. The Rights will expire on July 20, 2008.

         The Company has 5,000,000 shares of $.001 par value preferred stock authorized for issuance, of which 250,000 shares have been designated by the Board of Directors as Series H Preferred Stock and reserved for issuance upon exercise of the Rights. Each such share of Series H Preferred Stock will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such stock) and will be entitled to a preferred dividend equal to the greater of $2.00 per share or 400 times any dividend declared on the Company's Common Stock. In the event of liquidation, the holders of Series H Preferred Stock will receive a preferred liquidation payment of $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon. Each share of Series H Preferred Stock will have 400 votes, voting together with the Company's Common Stock. However, in the event that dividends on the Series H Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, holders of the Series H Preferred Stock shall have the right, voting as a class, to elect two of the Company's Directors, whose terms shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series H Preferred Stock then outstanding shall have been declared and paid or set apart for payment. In the event of any merger, consolidation or other transaction in which the Company's Common Stock is exchanged, each share of Series H Preferred Stock will be entitled to receive 400 times the amount and type of consideration received per share of the Company's Common Stock. As of January 29, 2000, there were no shares of Series H Preferred Stock outstanding.

14. Restructuring Charge

        From 1989 through 1995, the Company closed, on average, between 40 and 60 mall bookstores per year primarily due to increasing competition from superstores and declining mall traffic. During the fourth quarter of fiscal 1995, the Company accelerated its mall bookstore closing program with the aim of forming a core of more profitable B. Dalton stores, and provided for these closing costs and asset valuation adjustments through a non-cash restructuring charge, and early adoption of Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and Assets to be Disposed Of" (SFAS 121). In the fourth quarter of fiscal 1995, the Company recorded a non-cash charge to operating earnings of $123,768 ($87,303 after tax or $1.32 per share) to reflect the aggregate impact of its restructuring plan and change in accounting policy. The charge to earnings included a $33,000 write-down of goodwill, and $45,862 related to the write-down of fixed assets and other long-term assets. The Company has completed this store closing program. Costs incurred in excess of the amount provided by the restructuring charge were immaterial and have been included in selling and administrative expenses.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


        The following table sets forth the restructuring liability activity:

                                                                    Lease
                                        Provision for         Termination
                                        Store Closing               Costs            Other           Total
                                  --------------------------------------------------------------------------
Balance at February 1, 1997                   $1,532              30,462            1,602           33,596
Fiscal 1997 payments                           1,532               9,026            1,602           12,160
                                             -------             -------           ------           ------
Balance at January 31, 1998                       --              21,436               --           21,436
Fiscal 1998 payments                              --              12,968               --           12,968
                                             -------             -------           ------           ------
Balance at January 30, 1999                       --               8,468               --            8,468
Fiscal 1999 payments                              --               8,468               --            8,468
                                             -------             -------           ------           ------
Balance at January 29, 2000                   $   --                  --               --               --
                                             =======             =======           ======           ======

15. Stock Option Plans

         The Company currently has two incentive plans under which stock options have been or may be granted to officers, directors and key employees of the Company - the 1991 Employee Incentive Plan (the 1991 Plan) and the 1996 Incentive Plan (the 1996 Plan). The options to purchase common shares generally are issued at fair market value on the date of the grant, begin vesting after one year in 33-1/3 percent or 25 percent increments per year, expire 10 years from issuance and are conditioned upon continual employment during the vesting period.

         The Company increased the number of shares available for issuance under the 1996 Plan from 6,000,000 to 11,000,000. The 1996 Plan and the 1991 Plan
allow the Company to grant options to purchase up to 11,000,000 and 4,732,704 shares of common stock, respectively.

         In addition to the two incentive plans, the Company has granted stock options to certain key executives and directors. The vesting terms and contractual lives of these grants are similar to that of the incentive plans.

         In accordance with the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), the Company discloses the pro forma impact of recording compensation expense utilizing the Black-Scholes model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the Black-Scholes model does not necessarily provide a reliable measure of the fair value of its stock options.

         Had compensation cost for the Company's stock option grants been determined based on the fair value at the stock option grant dates consistent with the pro forma method of SFAS 123, the Company's net earnings and diluted earnings per share for fiscal 1999, 1998 and 1997, would have been reduced by approximately $6,298 or $0.09 per share, $6,188 or $0.09 per share, and $3,863 or $0.06 per share, respectively.

         Because the application of the pro forma disclosure provision of SFAS 123 are required only to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


be applied to grants of options made by the Company during fiscal 1995 and after, the above pro forma amounts may not be representative of the effects of applying SFAS 123 to future years.

         The weighted -average fair value of the options granted during fiscal 1999, 1998 and 1997 were estimated at $10.00, $12.96 and $8.05 respectively, using the Black-Scholes option-pricing model with the following assumptions: volatility of 35 percent for fiscal 1999 and fiscal 1998 grants, 28 percent for fiscal 1997 grants, risk-free interest rate of 5.90 percent in fiscal 1999, 5.33 percent in fiscal 1998, and 6.54 percent in fiscal 1997, and an expected life of
6.0 years for fiscal 1999, 5.4 years for fiscal 1998 and 6.0 years for fiscal 1997.

         A summary of the status of the Company's stock options is presented below:

                                                              Weighted-Average
(Thousands of shares)                           Shares         Exercise Price
--------------------------------------------------------------------------------

Balance, February 1, 1997                        9,142             $   11.07
Granted                                          2,254                 19.31
Exercised                                       (1,546)                 9.28
Forfeited                                         (186)                16.25
                                                ------

Balance, January 31, 1998                        9,664                 13.17
Granted                                          1,841                 31.12
Exercised                                         (837)                11.11
Forfeited                                         (390)                22.35
                                                ------

Balance, January 30, 1999                       10,278                 16.22
Granted                                          2,148                 22.31
Exercised                                         (795)                11.39
Forfeited                                         (488)                26.91
                                                ------

Balance, January 29, 2000                       11,143             $   17.27
                                                ======

         Options exercisable as of January 29, 2000, January 30, 1999 and January 31, 1998 were 7,133,000, 6,780,000 and 6,558,000, respectively. Options available for grant under the plans were 4,243,000, 5,902,000 and 2,354,000 at January 29, 2000, January 30, 1999 and January 31, 1998, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED



         The following table summarizes information as of January 29, 2000 concerning outstanding and exercisable options:

                                            Options Outstanding                             Options Exercisable
                                               Weighted-
                                               Average            Weighted-
Range of                   Number              Remaining          Average          Number             Weighted-
Exercise                   Outstanding         Contractual        Exercise         Exercisable        Average
Prices                     (000s)              Life               Price            (000s)             Exercise Price
-----------------------    -------------    --------------     -------------    ---------------    -----------------
$3.21 - $3.77                      556                3.36        $    3.59                556        $     3.59
$10.00 - $15.00                  5,068                3.89        $   12.06              5,068        $    12.06
$17.13 - $24.25                  3,729                8.27        $   19.92              1,230        $    19.29
$26.50 - $34.75                  1,790                8.52        $   30.73                279        $    33.90
                                ------                                                  ------
$3.21 - $34.75                  11,143                6.07        $   17.27              7,133        $    13.50
                                ======                                                  ======


16. Leases

        The Company leases retail stores, warehouse facilities, office space and equipment. Substantially all of the retail stores are leased under noncancelable agreements which expire at various dates through 2036 with various renewal options for additional periods. The agreements, which have been classified as operating leases, generally provide for both minimum and percentage rentals and require the Company to pay all insurance, taxes and other maintenance costs. Percentage rentals are based on sales performance in excess of specified minimums at various stores.

        Rental expense under operating leases are as follows:

Fiscal Year                       1999              1998              1997
-----------                       ----              ----              ----

Minimum rentals                $291,964           271,201           253,472
Percentage rentals                7,502             3,183             3,216
                                  -----             -----             -----
                               $299,466           274,384           256,688
                               ========           =======           =======

         Future minimum annual rentals, excluding percentage rentals, required under leases that had initial, noncancelable lease terms greater than one year, as of January 29, 2000 are:

Fiscal Year
-----------

2000                        $301,622
2001                         294,336
2002                         279,017
2003                         257,289
2004                         236,072
After 2004                 1,541,439
                           ---------
                          $2,909,775
                          ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


17. Litigation

         In March 1998, the American Booksellers Association (ABA) and 26 independent bookstores filed a lawsuit in the United States District Court for the Northern District of California against the Company and Borders Group, Inc. (Borders) alleging violations of the Robinson-Patman Act, the California Unfair Trade Practice Act and the California Unfair Competition Law. The Complaint seeks injunctive and declaratory relief; treble damages on behalf of each of the bookstore plaintiffs, and, with respect to the California bookstore plaintiffs, any other damages permitted by California law; disgorgement of money, property and gains wrongfully obtained in connection with the purchase of books for resale, or offered for resale, in California from March 18, 1994 until the action is completed and pre-judgment interest on any amounts awarded in the action, as well as attorney fees and costs. In October 1999, Barnes & Noble.com was added as a defendant in the action. The Company intends to vigorously defend this action.

         In August 1998, The Intimate Bookshop, Inc. and its owner, Wallace Kuralt, filed a lawsuit in the United States District Court for the Southern District of New York against the Company, Borders, Amazon.com, Inc., certain publishers and others alleging violation of the Robinson-Patman Act and other federal law, New York statutes governing trade practices and common law. The Complaint sought certification of a class consisting of all retail booksellers in the United States, whether or not currently in business, which were in business and were members of the ABA at any time during the four year period preceding the filing of the Complaint. The Complaint alleged that the named plaintiffs have suffered damages of $11,250 or more and requested treble damages on behalf of the named plaintiffs and each of the purported class members, as well as of injunctive and declaratory relief (including an injunction requiring the closure of all of defendants' stores within 10 miles of any location where plaintiff either has or had a retail bookstore during the four years preceding the filing of the Complaint, and prohibiting the opening by defendants of any bookstore in such areas for the next 10 years), disgorgement of alleged discriminatory discounts, rebates, deductions and payments, punitive damages, interest, costs, attorneys fees and other relief. The plaintiffs subsequently amended their complaint to allege eight causes of action on behalf of the Intimate Bookshop and Wallace Kuralt, accusing the Company and the other defendants of: (i) violating Section 2(f) the Robinson-Patman Act; (ii) violating Section 2(c) of the Robinson-Patman Act; (iii) violating Section 13(a)of the Clayton Act; (iv) inducing every publisher in the United States to breach contracts with the plaintiffs; (v) interfering with the plaintiff's advantageous business relationships; (vi) engaging in unfair competition; (vii) violating Sections 349 and 350 of the New York General Business Law; and (viii) being unjustly enriched. The class action allegations have been removed and the plaintiffs voluntarily dismissed defendants Harper Collins Publishers, Inc. and Amazon.com, Inc. from the case.

         On April 13, 1999, the Company and the other defendants filed a motion to dismiss the second through eighth causes of action in their entireties and for a more definite statement of the remaining allegations of the first cause of action. As a result, the plaintiffs' third through eighth causes of action were dismissed with prejudice, as were all claims asserted by Wallace Kuralt in his individual capacity. The Company served an Answer on April 5, 2000 denying the material allegations of the Complaint and asserting various affirmative defenses. The Company intends to continue to vigorously defend this action.

         In addition to the above actions, various claims and lawsuits arising in the normal course of business are pending against the Company. The subject matter of these proceedings primarily includes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

commercial disputes and employment issues. The results of these proceedings are not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

18. Certain Relationships and Related Transactions

         The Company leases space for its executive offices in properties in which Leonard Riggio, chairman, chief executive officer and principal stockholder of Barnes & Noble, has a minority interest. The space was rented at an aggregate annual rent including real estate taxes of approximately $2,753, $1,316 and $1,309 in fiscal years 1999, 1998 and 1997, respectively.

         The Company leases a 75,000 square foot office/warehouse from a partnership in which Leonard Riggio has a 50 percent interest, pursuant to a lease expiring in 2023. Pursuant to such lease, the Company paid $573, $737 and $743 in fiscal years 1999, 1998 and 1997, respectively.

         The Company is provided with certain package shipping services by the LTA Group, Inc. (LTA), a company in which a brother of Leonard Riggio owns a 20 percent interest. The Company paid LTA $13,118, $12,571 and $11,528 for such services during fiscal years 1999, 1998 and 1997, respectively.

         The Company leases retail space in a building in which Barnes & Noble College Bookstores, Inc. (B&N College), a company owned by Leonard Riggio, subleases space for its executive offices. Occupancy costs allocated by the Company to B&N College for this space totaled $686, $725 and $634 for fiscal years 1999, 1998 and 1997, respectively. In connection with the space, the Company reimbursed B&N College during fiscal 1997, for a landmark tax credit totaling $726.

         B&N College allocated to the Company certain operating costs it incurred on its behalf. These charges are included in the accompanying consolidated statements of operations and approximated $193, $48 and $75 for fiscal 1999, 1998 and 1997, respectively. The Company charged B&N College $1,042 and $972 for fiscal years 1999 and 1998, respectively, for capital expenditures, business insurance and other operating costs incurred on its behalf.

         The Company uses a jet aircraft owned by B&N College and pays for the costs and expenses of operating the aircraft based upon the Company's usage. Such costs which include fuel, insurance, personnel and other costs approximate $2,205, $1,760 and $1,910 during fiscal 1999, 1998 and 1997, respectively, and are included in the accompanying consolidated statements of operations.

        On October 28, 1999, the Company acquired Babbage's Etc., one of the nation's largest operators of video game and entertainment software stores, a company majority owned by Leonard Riggio, for $208,670. If financial performance targets are met over the next two fiscal years, the Company will make additional payments of approximately $10,000 in 2001 and approximately $10,000 in 2002.

         Barnes & Noble.com purchased $74,682 and $33,444 of merchandise from the Company during fiscal 1999 and 1998, respectively, and Barnes & Noble.com expects to source purchases through the Company in the future. The Company has entered into an agreement (the Supply Agreement) with Barnes & Noble.com whereby the Company charges Barnes & Noble.com the costs associated with such purchases plus incremental overhead incurred by the Company in connection with providing such inventory. The Supply Agreement is subject to certain termination provisions.

         The Company has entered into agreements (the Service Agreements) whereby Barnes &

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

Noble.com receives various services from the Company, including, among others, services for payroll processing, benefits administration, insurance (property and casualty, medical, dental and life), tax, traffic, fulfillment and telecommunications. In accordance with the terms of such agreements the Company has received, and expects to continue to receive, fees in an amount equal to the direct costs plus incremental expenses associated with providing such services. The Company received $2,037, $856 and $250 for such services during fiscal 1999, 1998 and 1997, respectively.

         The Company subleases to Barnes & Noble.com approximately one-third of a 300,000 square foot warehouse facility located in New Jersey. The Company has received from Barnes & Noble.com $473 and $310 for such subleased space during fiscal 1999 and 1998, respectively.

         Since 1993, the Company has used the music distributor AEC One Stop Group, Inc. (AEC) as its primary music and video supplier and to provide a music and video database. In 1999, AEC's parent corporation was acquired by an investor group in which Leonard Riggio was a significant minority investor. The Company paid AEC $126,241 in connection with this agreement during fiscal 1999.

19. Selected Quarterly Financial Information (Unaudited)

        A summary of quarterly financial information for each of the last two fiscal years is as follows:

                                                                                                              Total
Fiscal 1999 Quarter End                                   April             July     October      January     Fiscal
On or About                                               1999              1999       1999        2000      Year 1999
--------------------------------------------------        ----              ----       ----        ----      ---------
Sales                                                     $ 718,336       727,165    715,903    1,324,639    3,486,043
Gross profit                                              $ 192,371       199,275    200,490      410,178    1,002,314
Equity in net loss of Barnes & Noble.com  (a)             $ (11,544)       (6,532)    (8,736)     (15,235)     (42,047)
   Earnings (loss) before cumulative effect of a
     change in accounting principle                       $  (1,444)       23,543      3,387      103,512      128,998
   Net earnings (loss)   (b) (c)                          $  (5,944)       23,543      3,387      103,512      124,498
Basic earnings (loss) per common share
   Earnings (loss) before cumulative effect of a
     change in accounting principle                       $   (0.02)         0.34       0.05         1.52         1.87
   Net earnings (loss)                                    $   (0.09)         0.34       0.05         1.52         1.80
Diluted earnings (loss) per common share
   Earnings (loss) before cumulative effect of a
     change in accounting principle                       $   (0.02)         0.33       0.05         1.48         1.81
   Net earnings (loss)                                    $   (0.09)         0.33       0.05         1.48         1.75


                                                                                                              Total
Fiscal 1998 Quarter End                                   April             July     October      January     Fiscal
On or About                                               1998              1998       1998        1999      Year 1998
--------------------------------------------------        ----              ----       ----        ----      ---------
Sales                                                    $ 656,976       662,507     656,837    1,029,288     3,005,608
Gross profit                                             $ 172,387       179,844     182,967      327,693       862,891
Equity in net loss of Barnes & Noble.com (d)             $ (13,603)      (23,003)    (20,472)     (14,256)      (71,334)
   Net earnings (loss) (e)                               $  (3,335)       (5,709)     (4,596)     106,016        92,376
Basic earnings (loss) per common share                   $   (0.05)        (0.08)      (0.07)        1.54          1.35
Diluted earnings (loss) per common share                 $   (0.05)        (0.08)      (0.07)        1.47          1.29

(a) As a result of the Barnes & Noble.com Inc. initial public offering on May 25, 1999, the Company retained a 40 percent interest in Barnes

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED


     & Noble.com. Accordingly, fiscal 1999 reflects the Company's 50 percent interest in the net losses of Barnes & Noble.com through the date of the IPO and 40 percent thereafter.

(b) Included in net earnings for the second quarter of fiscal 1999 is a pre-tax gain of $25,000 ($14,750 after tax) or $0.21 per diluted share from the receipt of $25,000 from Bertelsmann as a result of the Barnes & Noble.com initial public offering, as well as a pre-tax gain of $10,975 ($6,475 after tax) or $0.09 per basic and diluted common share resulting from the partial sale of the Company's investment in Chapters.

(c) Included in net earnings for the fourth quarter of fiscal 1999 is a pre-tax gain of $22,356 ($13,190 net of tax) or $0.18 per diluted share in connection with the sale of the Company's investment in NuvoMedia as more fully discussed in Note 6 of the Notes to Consolidated Financial Statements. In addition, the fourth quarter of fiscal 1999 includes the results of the Company's acquisition of Babbage's Etc. as more fully discussed in Note 10 of the Notes to Consolidated Financial Statements.

(d) As a result of the formation of Barnes & Noble.com on October 31, 1998, each quarter of fiscal 1998 presents the Company's equity in net loss of Barnes & Noble.com as a separate line item in accordance with the equity method of accounting. Accordingly, the first three quarters of fiscal 1998 reflect the Company's 100 percent equity in net losses of Barnes & Noble.com and the fourth quarter reflects the Company's 50 percent interest in the net losses of Barnes & Noble.com.

(e) Included in net earnings for the fourth quarter of fiscal 1998 is a pre-tax gain on the formation of Barnes & Noble.com of $63,759 ($37,618 after tax) or $0.52 per diluted share.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Barnes & Noble, Inc.

        We have audited the accompanying consolidated balance sheets of Barnes & Noble, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three fiscal years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Barnes & Noble, Inc. and its subsidiaries as of January 29, 2000 and January 30, 1999 and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 29, 2000, in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the Consolidated Financial Statements, effective January 31, 1999, the Company changed its method of accounting for pre-opening expenses.

New York, New York
March 16, 2000

BDO Seidman, LLP